UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Textmunication Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation or Organization)

58-1588291

(I.R.S. Employer Identification No.)

1940 Contra Costa Blvd

Pleasant Hill, CA 94523

925-777-2111

(Address and telephone number of principal executive offices)

Cane Clark Agency, LLC

3273 E. Warm Springs, Rd.

Las Vegas, NV

702-312-6255

(Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

COPIES OF COMMUNICATIONS TO:

Scott Doney, Esq.

The Doney Law Firm

Las Vegas, NV 89113, Ste. 165

Ph: (702) 982-5686

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 8 , 2015

PROSPECTUS

TEXTMUNICATION HOLDINGS, INC.

4,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 4,000,000 shares of our common stock, par value $0.0001 per share, by the selling stockholder, Tarpon Bay Partners, LLC, a Florida limited liability company (“Tarpon”). All of such shares represent shares that Tarpon has agreed to purchase if put to it by us pursuant to the terms of the Equity Purchase Agreement we entered into with them on May 5, 2015, subject to the volume limitations and other limitations in the Equity Purchase Agreement. Subject to the terms and conditions of the Equity Purchase Agreement, which we refer to in this prospectus as the “Equity Purchase Agreement,” we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to Tarpon. This arrangement is sometimes referred to as an “Equity Line.”

For more information on the selling stockholder, please see the section of this prospectus entitled “Selling Security Holder” beginning on page 33.

We will not receive any proceeds from the resale of these shares of common stock offered by Tarpon. We will, however, receive proceeds from the sale of shares directly to Tarpon pursuant to the Equity Line. When we put an amount of shares to Tarpon, the per share purchase price that Tarpon will pay to us in respect of the put will be determined in accordance with the formula set forth in the Equity Purchase Agreement. There will be no underwriter’s discounts or commissions so we will receive all of the proceeds of our sale to Tarpon.

We may draw upon the Equity Line periodically during the Term (a “Draw Down”) by delivering to Tarpon a written notice (a “Draw Down Notice”) requiring Tarpon to purchase a dollar amount in shares of common stock (a “Draw Down Amount”). Tarpon has committed to purchase up to $5,000,000 worth of shares of our common stock over a period of time terminating on the earlier of: (i) 24 months from the effective date of the registration statement filed in connection with the Equity Purchase Agreement; or (ii) the date on which Tarpon has purchased shares of our common stock pursuant to the Equity Line for an aggregate maximum purchase price of $5,000,000. In no event may the shares issuable pursuant to a Draw Down Notice, when aggregated with the shares then held by Tarpon on the date of the Draw Down, exceed 9.99% of the Company’s outstanding common stock.

The purchase price per share of common stock purchased under the Equity Line will equal 90% of the lowest closing bid price during the Valuation Period (the “Purchase Price”). On the date that a Draw Down Notice is delivered to Tarpon, we are required to deliver an estimated amount of shares to Tarpon’s brokerage account equal to 125% of the Draw Down Amount indicated in the Draw Down Notice divided by the closing bid price of our common stock for the trading day immediately prior to the date of the Draw Down Notice (“Estimated Shares”). The Valuation Period will begin the first trading day after the Estimated Shares have been delivered to Tarpon’s brokerage account and have been cleared for trading, and terminates ten days thereafter. At the end of the Valuation Period, if the number of Estimated Shares delivered to Tarpon is greater than the shares issuable pursuant to a Draw Down, then Tarpon is required to return to us the difference between the Estimated Shares and the actual number of shares issuable pursuant to the Draw Down. If the number of Estimated Shares is less than the shares issuable under the Draw Down, then we are required to issue additional shares to Tarpon equal to the difference; provided that the number of shares to be purchased by Tarpon may not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Tarpon, would exceed 9.99% of the outstanding number of shares of our common stock.

We will specify in each Draw Down Notice a minimum threshold market price under which no shares may be sold (the “Floor Price”). The Floor Price shall not be less than 75% of the average of the closing trade prices for the ten (10) trading days ending immediately prior to delivery of the Draw Down Notice. In the event that during a Valuation Period, the closing bid price on any trading day is below the Floor Price (the “Low Bid Price”), Tarpon is under no obligation to purchase and we are under no obligation to sell 1/10th of the Draw Down Amount for each such trading day, and the Draw Down Amount will be adjusted accordingly. Tarpon may not choose to purchase the shares it is no longer obligated to purchase. In the event that during a Valuation Period there exists a Low Bid Price for any three trading days then our obligation to sell and Tarpon’s obligation to purchase the Draw Down Amount under a Draw Down Notice will terminate on such third trading day (the “Termination Date”) and the Draw Down Amount shall be adjusted to include only 1/10th of the initial Draw Down Amount for each day during the Valuation Period prior to the Termination Date that the bid price equals or exceed the Low Bid Price.

Tarpon may sell any shares offered under this prospectus at prevailing market prices or privately negotiated prices. Tarpon is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Line. For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 33.

Our common stock is quoted on the OTCQB under the symbol “TXHD”. The closing price of our stock on July 6 , 2015, was $0.01.

CONCURRENT OFFERINGS

On October 14, 2014, our Registration Statement on Form S-1 (File No. 333-196598) was declared effective under the Securities Act of 1933, as amended, which registered the sale of up to 10,000,000 units, composed of one share of common stock and a warrant to purchase one share of common stock, and the sale of up to 22,349,305 shares by selling securityholders. These shares may be publicly sold concurrently with sales of shares under this prospectus. The sale of such securities or the potential of such sales could have an adverse effect on the market price of our common stock.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8 , 2015

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms the “Company,” “Texmunication Holdings,” “we,” “us,” “our,” and “our company” refer to Textmunication Holdings, Inc., a Nevada corporation.

We are a developing player in the mobile marketing and loyalty industry, providing cutting-edge mobile marketing solutions, rewards and loyalty to our clients. With a powerful yet intuitive suite of services, clients are able to reach more customers faster and reward them for repeat business. We help clients reach their marketing and revenue goals by educating clients with the most effective tools in mobile marketing, rewards, paperless redemption and loyalty.

We began providing SMA text advertising in 2009 to small businesses, including bars, salons, restaurants and medical professionals. We have changed our strategy and decided that instead of directing our energy on smaller businesses we will focus on larger chain and franchise businesses in the Gym, Health and Fitness Club market place offering unique automated solutions to help clubs communicate with their members and increase membership. In order to entrench ourselves as firmly as possible in this marketplace we have begun to be an add-on service provided with companies that provide billing solutions to the Gym, Health & Fitness Club market place. We now have relationships with the following Gym, Health & Fitness Club billing providers: ASF Payment Solutions, Club Ready, ABC Financial, National Fitness and Jonas Fitness. These sources have access to a combined 10,400 gyms and fitness centers.

Our goal is to capture a minimum of at least 50% of the combined 10,400 gyms and fitness centers the above groups are servicing. Our monthly billing ranges between $99-$199 per club signed up with us plus additional SMS messaging fees. Over the next 24 months our goal is to become an add-on component to the billing features of at least 50% of the gym billing providers so that we can attract as many as 15,000 Gym, Health & Fitness clubs in the US. We then intend to expand internationally where there are as many as 165,000 Gyms, Health & Fitness clubs as of 2013. In addition, we plan on utilizing the same strategy in the salon and insurance markets.

Our principal executive office is located at 1940 Contra Costa Blvd. Pleasant Hill, CA 94523 and our telephone number is (925-777-2111).

The Offering

Common stock that may be offered by selling stockholder	4,000,000 shares

Common stock currently outstanding	79,432,191 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling shareholder. We will receive proceeds from the sale of shares to Tarpon. Tarpon has committed to purchase up to $5,000,000 worth of shares of our common stock over a period of time terminating on the earlier of: (i) 24 months from the effective date of the registration statement filed in connection with the Equity Purchase Agreement; or (ii) the date on which Tarpon has purchased shares of our common stock pursuant to the Equity Purchase Agreement (the “Equity Line”) for an aggregate maximum purchase price of $5,000,000. The purchase price to be paid by Tarpon will be 90% of the lowest closing bid price during the Valuation Period. On the date the Draw Down Notice is delivered to Tarpon, we are required to deliver an estimated amount of shares to Tarpon’s brokerage account equal to 125% of the Draw Down Amount indicated in the Draw Down Notice divided by the closing bid price of the trading day immediately prior to the date of the Draw Down Notice (“Estimated Shares”). The Valuation Period begins on the first trading day after the Estimated Shares have been delivered to Tarpon’s brokerage account and have been cleared for trading and terminates on the tenth day thereafter. At the end of the Valuation Period, if the number of Estimated Shares delivered to Tarpon is greater than the shares issuable pursuant to a Draw Down, then Tarpon is required to return to us the difference between the Estimated Shares and the actual number of shares issuable pursuant to the Draw Down. If the number of Estimated Shares is less than the shares issuable under the Draw Down, then we are required to issue additional shares to Tarpon equal to the difference; provided that the number of shares to be purchased by Tarpon may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by Tarpon, would exceed 9.99% of our shares of common stock outstanding.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 2.

1

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this prospectus when evaluating our company and our business. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

Risks Related to Our Financial Condition

If we do not obtain additional financing, our business expansion plans will be delayed and we may not achieve profitable operations.

We may not realize sufficient proceeds to further business development, or to provide adequate cash flow for planned business activities. At March 31, 2015, we had cash on hand of $12,673 and accumulated a deficit of $663,054. Our monthly expenses have historically been approximately $36,000 and we have not had sufficient revenues to cover those expenses in the past. We expect that we will not be able to continue operations beyond 6 months with our current available capital resources. We will need at a minimum $100,000 in capital to fund operations in the next 12 months.

We plan to ramp up operations to generate additional revenues beyond our existing revenues but this will require additional funding. We anticipate that additional funding will be needed for general administrative expenses, business development, marketing costs and support materials. We hope to raise $1,000,000 to conduct such activities in the next twelve months.

We do not currently have any arrangements for financing and our obtaining additional financing will be subject to a number of factors, including general market conditions, investor acceptance of our plan of operations and initial results from our business operations. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Failure to raise additional financing will cause us to go out of business. If this happens, you could lose all or part of your investment.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

We have a limited operating history and may never be able to carry out our plan of operations or achieve any significant revenues or profitability. At this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small emerging growth company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities. Any profitability in the future from our business will be dependent upon the successful development, marketing and sales of our mobile marketing systems and future products. Accordingly, we may not be able to successfully carry out our plan of operations and any investor may lose their entire investment.

There is substantial doubt about our ability to continue as a going concern.

At March 31, 2015, we have a working capital deficit of approximately $429,894 and an accumulated deficit of $663,054 from inception to March 31, 2015. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include general economic conditions, market acceptance of our mobile marketing systems, proposed products and competitive efforts. Due to these factors, we cannot anticipate with any degree of certainty what our revenues will be in future periods. As such, our independent registered public accountants have expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. You should consider our independent registered public accountant’s comments when determining if an investment our company is suitable.

2

Risks Related To Our Business

We operate in an immature industry and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

We derive nearly all of our revenue from the sale of marketing services, which is an immature industry that has undergone rapid and dramatic changes in its short history. The industry in which we operate is characterized by rapidly changing technology, evolving industry standards, and changing user and client demands. Our business model is also evolving and is distinct from many other companies in our industry, and it may not be successful. As a result of these factors, the future revenue and income potential of our business is uncertain. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in an immature industry with an evolving business model such as ours. Some of these risks and uncertainties relate to our ability to:

●	maintain and expand client relationships;

●	sustain and increase the number of customers on behalf of our clients’ marketing plans;

●	manage our expanding operations and implement and improve our operational, financial and management controls;

●	raise capital at attractive costs, or at all;

●	successfully expand our footprint with existing clients and enter new client arrangements;

●	respond effectively to competition and potential negative effects of competition on profit margins;

●	attract and retain qualified management, employees and independent service providers;

●	successfully introduce new processes and technologies and upgrade our existing technologies and services; and

●	respond to government regulations relating to the Internet, marketing in our client verticals, personal data protection, email, software technologies and other aspects of our business.

If we are unable to address these risks, our business, results of operations and prospects could suffer.

Our operating results may fluctuate and our future revenues and profitability are uncertain.

Our operating results have varied in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

●	current global economic and financial conditions as well as their impact on e-commerce, financial services, and the communications and Internet industries;

●	our success in direct marketing and promotional campaigns;

●	any changes to the scope and success of marketing efforts by third-parties;

●	market acceptance of our services by our new customers;

●	customer renewal rates and turnover of customers of our services;

●	continued development of our distribution channels for our products and services;

●	the impact of price changes in our products and services or our competitors’ products and services;

●	the impact of decisions by distributors to offer competing or replacement products or modify or cease their marketing practices;

●	the availability of alternatives to our products;

●	seasonal fluctuations in business activity;

●	changes in marketing expenses related to promoting and distributing our services;

●	potential attacks, including hacktivism, by nefarious actors, which could threaten the perceived reliability of our products and services;

●	changes in policies regarding Internet administration imposed by governments or governmental authorities outside the U.S.;

●	potential disruptions in regional registration behaviors due to catastrophic natural events or armed conflict; and

●	changes in the level of spending for information technology-related products and services by our customers.

3

Our operating expenses may increase. If an increase in our expenses is not accompanied by a corresponding increase in our revenues, our operating results will suffer, particularly as revenues from some of our services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike our sales and marketing expenditures, which are expensed in full when incurred.

Due to all of the above factors, our revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future periods. If this were to occur, the market price of our common stock would likely decline.

The online and mobile marketing industry is highly competitive with many diverse competitors.

Many of our competitors are better funded than we are. The technology we rely on to generate revenue is changing rapidly and we may not be able to keep up with the technological developments. We do not hold patents or have any protectable intellectual property at this time that will prevent other competitors from developing our identical products and services and thereby controlling the market share of our industry.

If we do not effectively manage our growth, our operating performance will suffer and we may lose clients.

We hope to experience, and to a certain extent have experienced, rapid growth in our operations, and we expect to experience further growth in our business, both through acquisitions and internally. This growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued rapid growth and acquisitions may make it more difficult for us to accomplish the following:

●	successfully scale our technology to accommodate a larger business and integrate acquisitions;

●	maintain our standing with key vendors, including Internet search companies and third-party website publishers;

●	maintain our client service standards; and

●	develop and improve our operational, financial and management controls and maintain adequate reporting systems and procedures.

In addition, our personnel, systems, procedures and controls may be inadequate to support our future operations. The improvements required to manage our growth will require us to make significant expenditures, expand, train and manage our employee base and allocate valuable management resources. If we fail to effectively manage our growth, our operating performance will suffer and we may lose clients, key vendors and key personnel.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to expand our client base through marketing and client acquisition programs. We cannot assure you that we will be able to successfully grow our client base to a level that is needed to sustain ourselves and become profitable. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

Poor perception of our business or industry as a result of the actions of third parties could harm our reputation and adversely affect our business, financial condition and results of operations.

Our business is dependent on attracting a large number of visitors to our clients’ websites and providing leads and clicks to our clients, which depends in part on our reputation within the industry and with our clients. There are companies within our industry that regularly engage in activities that our clients’ customers may view as unlawful or inappropriate. These activities, such as spyware or deceptive promotions, by third parties may be seen by clients as characteristic of participants in our industry and, therefore, may have an adverse effect on the reputation of all participants in our industry, including us. Any damage to our reputation, including from publicity from legal proceedings against us or companies that work within our industry, governmental proceedings, consumer class action litigation, or the disclosure of information security breaches or private information misuse, could adversely affect our business, financial condition and results of operations.

4

If we fail to compete effectively against other online and mobile marketing companies and other competitors, we could lose clients and our revenue may decline.

The market for online and mobile marketing is intensely competitive. We expect this competition to continue to increase in the future. We perceive only limited barriers to entry to the online marketing industry. We plan to compete both for clients and for limited high quality advertising inventory. We also plan to compete for clients on the basis of a number of factors, including return on marketing expenditures, price, and client service.

We plan to compete with Internet and traditional media companies for a share of clients’ overall marketing budgets, including:

●	online or mobile marketing or media services providers;

●	offline and online advertising agencies;

●	major Internet portals and search engine companies with advertising networks such as Google, Yahoo!, MSN, and AOL;

●	other online marketing service providers, including online affiliate advertising networks and industry-specific portals or lead generation companies;

●	website publishers with their own sales forces that sell their online marketing services directly to clients;

●	in-house marketing groups at current or potential clients;

●	offline direct marketing agencies; and

●	television, radio and print companies.

As a result, we may not be able to compete successfully. Competition from other marketing service providers’ on- and offline offerings could affect both volume and price, and thus revenue. If we fail to deliver results that are superior to those that other online marketing service providers achieve, we could lose clients and our revenue may decline.

If the market for online marketing services fails to continue to develop, our future growth may be limited and our revenue may decrease.

The online and mobile marketing services market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. Some of our current or potential clients have little or no experience using the Internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the Internet. The adoption of Internet and mobile advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. In particular, we are dependent on our clients’ adoption of new metrics to measure the success of online marketing campaigns. We may also experience resistance from traditional advertising agencies who may be advising our clients. We cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, our ability to grow our business may be limited and our revenue may decrease.

5

Unauthorized access to or accidental disclosure of consumer personally-identifiable information that we collect may cause us to incur significant expenses and may negatively affect our credibility and business.

There is growing concern over the security of personal information transmitted over the Internet, consumer identity theft and user privacy. Despite our implementation of security measures, our computer systems may be susceptible to electronic or physical computer break-ins, viruses and other disruptions and security breaches. Any perceived or actual unauthorized disclosure of personally-identifiable information regarding website visitors, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, could harm our reputation, impair our ability to attract website visitors and attract and retain our clients, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and operating results. In addition, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding the unauthorized disclosure of personal information.

If we fail to keep pace with rapidly-changing technologies and industry standards, we could lose clients or advertising inventory and our results of operations may suffer.

The business lines in which we currently compete are characterized by rapidly changing Internet and mobile marketing standards, changing technologies, frequent new product and service introductions, and changing user and client demands. The introduction of new technologies and services embodying new technologies and the emergence of new industry standards and practices could render our existing technologies and services obsolete and unmarketable or require unanticipated investments in technology. Our future success will depend in part on our ability to adapt to these rapidly-changing Internet and mobile media formats and other technologies. We will need to enhance our existing technologies and services and develop and introduce new technologies and services to address our clients’ changing demands. If we fail to adapt successfully to such developments or timely introduce new technologies and services, we could lose clients, our expenses could increase and we could lose advertising inventory.

Limitations on our ability to collect and use data derived from user activities could significantly diminish the value of our services and cause us to lose clients and revenue.

When a user visits our clients’ websites, we use technologies, including “cookies”, to collect information such as the user’s Internet Protocol, or IP, address, offerings delivered by us that have been previously viewed by the user and responses by the user to those offerings. In order to determine the effectiveness of a marketing campaign and to determine how to modify the campaign, we need to access and analyze this information. The use of cookies has been the subject of regulatory scrutiny and litigation and users are able to block or delete cookies from their browser. Periodically, certain of our clients and publishers seek to prohibit or limit our collection or use of this data. Interruptions, failures or defects in our data collection systems, as well as privacy concerns regarding the collection of user data, could also limit our ability to analyze data from our clients’ marketing campaigns. This risk is heightened when we deliver marketing services to clients in the financial and medical services client verticals. If our access to data is limited in the future, we may be unable to provide effective technologies and services to clients and we may lose clients and revenue.

We are exposed to the credit risk of our customers, which could result in material losses and negatively impact our operating results.

Most of our sales are on an open credit basis, with typical payment terms of net 30 days. If any of our customers becomes insolvent or suffers a deterioration in its financial or business condition and is unable to pay for our services, our results of operations could be harmed.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

6

Under the Jumpstart Our Business Startups Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves to this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

Risks Related to Our Management and Control Persons

Because Wais Asefi currently owns 84% of our outstanding Common Stock, investors may find that corporate decisions influenced by Mr. Asefi are inconsistent with the best interests of other stockholders.

Mr. Asefi currently owns 84% of the outstanding shares of our Common Stock. Accordingly, Mr. Asefi will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Mr. Asefi may still differ from the interests of the other stockholders.

Our sole officer and director may leave us if we are unable to repay the $50,000 note that he guaranteed with his personal shares.

In order to obtain a loan of $50,000, our sole officer and director had to pledge 59,400,000 of his personal shares to the lender. In connection with a restructuring agreement, that number was reduced to 35,640,000 shares. If we default on the loan, the lender could foreclose on those shares and there would be a considerable change in control of our company. We may lose the services of Mr. Asefi if that happens, which will adversely impact our ability to implement our business plan and survive.

Because we have a substantial financial commitment to our Chief Executive Officer through an employment agreement, funds may be diverted away from other important matters in the development of our business plan and could negatively impact our financial position.

We entered into an employment agreement with Mr. Asefi, our officer and director. The agreement continues until May 1, 2017 and provides annual compensation of $100,000. This is a lot of money for us to pay. We have limited funds available and any money we are able to raise combined with our existing cash balances will be needed to fulfill this substantial financial commitment. We may not be able to raise enough money to fund the contract. In addition, money that could be spent elsewhere will be needed to fund the contract, and will divert funds away from other important matters in the development of our business plan and could negatively impact our financial position.

The loss of key management personnel could adversely affect our ability to continue operations.

We are entirely dependent on the efforts of our CEO, President and Chief Financial Officer because of the time and effort that he devotes to us. He is in charge of overseeing all development strategies, supervising any/all future personnel, including any consultants or contractors that we will engage to assist in developing our business model, and the establishment of our future sales team. Their loss, or other key personnel in the future, could have a material adverse effect on our business, financial condition and results of operations. We do not maintain “key person” life insurance on our officers, directors or key employees. Our success will depend on the performance of Mr. Asefi and our ability to attract and motivate other key personnel.

The lack of public company experience of our sole officer and director could adversely impact our ability to comply with the reporting requirements of U.S. Securities laws.

Our sole officer and director, Mr. Asefi, has no experience managing a public company, which could adversely impact our ability to comply with legal, regulatory, and reporting requirements of U.S. Securities laws. Our management may not be able to implement programs and policies in an effective and timely manner to adequately respond to such legal, regulatory and reporting requirements, including the establishment and maintenance of internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, which are necessary to maintain public company status. If we were to fail to fulfill those obligations, our ability to operate as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company. Our ability to operate successfully may depend on our ability to attract and retain qualified personnel with appropriate experience in the management of a public company. Our ability to find and retain qualified personnel on our terms and budget may be very limited.

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Risks Related To Ownership of Our Shares

If we do not keep our registration statement updated for the term of the warrants, the stockholders will not be able to exercise the warrants under the registration statement.

Warrant holders may seek to exercise their warrants to obtain common stock that they could sell in the public market. However, an effective registration statement and current prospectus we have on file with the SEC must exist for the warrant holders to exercise their warrants. In the event a current prospectus is not available when a warrant holder wishes to exercise, the warrant holder will be unable to exercise their warrants at such time that the warrant holder wishes or when it would be economically advisable for the warrant holder. There is no assurance that we will be able to keep such prospectus effective for that long. In the event that the prospectus is not effective at a time that the shareholder wishes to sell common stock underlying the warrants, the shareholder may find it difficult to sell such common stock.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

Since our inception, we have relied on sales of our common shares to fund our operations. We will likely be required to conduct additional equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common shares are issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common shares in order to fund our business operations. If we issue additional shares, your percentage interest in us could become diluted.

If a market for our common shares does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted on the OTCQB operated by OTC Markets Group, Inc. under the symbol “TXHD.” On July 6 , 2015, the last sales price per share of our common stock on the OTCQB was $0.01. There is not an active trading market for our stock. We can provide no assurance that a public market will materialize. If a public market for our common shares does not develop, shareholders may not be able to re-sell the common shares that they have purchased and may lose all of their investment.

Because our directors are not independent they can make and control corporate decisions that may be disadvantageous to other common shareholders.

Our common stock is quoted on the OTCQB operated by OTC Markets Group, Inc. under the symbol “TXHD,” which does not have director independence requirements. Using the definition of “independent” in NASDAQ Rule 5605(a)(2), we have determined that none of our directors are independent. Our directors have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. They also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

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We have never declared or paid any cash dividends or distributions on our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Our securities are considered a penny stock.

Because our securities are considered a penny stock, shareholders will be more limited in their ability to sell their shares. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

RISKS RELATING TO THIS OFFERING

Future issuances of common shares may be adversely affected by the Equity Line.

The market price of our common stock could decline as a result of issuances and sales by us, including pursuant to the Equity Line under the Equity Purchase Agreement, or sales by our existing shareholders, of common stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell common stock at a time and price that we deem appropriate. It is likely that the sale of shares by Tarpon will depress the market price of our common stock.

The availability of a substantial number of shares of our common stock for public sale may cause the price of our common stock to decline.

This prospectus covers the public resale of 4,000,000 shares of our common stock. In addition, our prospectus dated October 14, 2014 covers the sale by us of up to 10,000,000 units, composed of one share of common stock and a warrant to purchase one share of common stock, and the sale by selling securityholders of up to 22,349,305 shares. The availability of these shares for sale to the public, whether or not sales have occurred or are occurring, and the sale of such shares in the public markets could have an adverse effect on the market price of our common stock. Such an adverse effect on the market price would make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Drawdowns under the Equity Purchase Agreement may cause dilution to existing shareholders.

Under the terms of the Equity Purchase Agreement, Tarpon has committed to purchase up to $5,000,000 worth of shares of our common stock. The 4,000,000 shares which we determined to register in this registration statement, represents approximately one third of our public float (after subtracting the holdings of insiders and controlling shareholders) and utilizes $40,000 (or 0.8%) of the $5,000,000 available under the Equity Funding Facility, based on the closing price of our common stock of $0.01 on July 6 , 2015. If 75% of the offering or 3,000,000 shares are sold, $30,000 (or 0.6%) of the $5,000,000 will be utilized. If 50% of the offering or 2,000,000 shares are sold, $20,000 (or 044%) of the $5,000,000 will be utilized. If 25% of the offering or 1,000,000 shares are sold, $10,000 (or 0.2%) of the $5,000,000 will be utilized.

From time to time during the term of the Equity Purchase Agreement, and at our sole discretion, we may present Tarpon with a Draw Down Notice requiring Tarpon to purchase shares of our common stock. The purchase price to be paid by Tarpon will be 90% of the lowest closing bid price during the Valuation Period. On the date the Draw Down Notice is delivered to Tarpon, we are required to deliver an estimated amount of shares to Tarpon’s brokerage account equal to 125% of the Draw Down Amount indicated in the Draw Down Notice divided by the closing bid price of the trading day immediately prior to the date of the Draw Down Notice (“Estimated Shares”). The Valuation Period will begin the first trading day after the Estimated Shares have been delivered to Tarpon’s brokerage account and have been cleared for trading and terminate on the tenth day thereafter. At the end of the Valuation Period, if the number of Estimated Shares delivered to Tarpon is greater than the shares issuable pursuant to a Draw Down, then Tarpon is required to return to us the difference between the Estimated Shares and the actual number of shares issuable pursuant to the Draw Down. If the number of Estimated Shares is less than the shares issuable under the Draw Down, then we are required to issue additional shares to Tarpon equal to the difference; provided that the number of shares to be purchased by Tarpon may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by Tarpon, would exceed 9.99% of our shares of common stock outstanding.

As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the shares by Tarpon. The issue and sale of the shares under the Equity Purchase Agreement may also have an adverse effect on the market price of the common shares. Tarpon may resell some, if not all, of the shares that we issue to it under the Equity Purchase Agreement and such sales could cause the market price of the common stock to decline significantly. Moreover, even though Tarpon may not purchase shares amounting to more than 9.99% of the outstanding shares, this restriction does not prevent Tarpon from selling some of its holdings and then receiving additional shares. In this way, Tarpon could sell more than the 9.99% limit while never holding more than the limit. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to Tarpon in exchange for each dollar of the put amount. Under these circumstances, the existing shareholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Tarpon, and because our existing stockholders may disagree with a decision to sell shares to Tarpon at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

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There is no guarantee that we will satisfy the conditions to the Equity Purchase Agreement.

Although the Equity Purchase Agreement provides that we can require Tarpon to purchase, at our discretion, up to $5,000,000 worth of shares of our common stock in the aggregate, there can be no assurances given that we will be able to satisfy the closing conditions applicable for each put. Further, there are limitations on the number of shares in that each draw down amount is limited to the lowest closing bid price during the Valuation Period, subject to the floor. In addition, the number of shares to be purchased by Tarpon may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by Tarpon, would exceed 9.99% of our shares of common stock outstanding. Other conditions include requiring that the registration statement of which this prospectus forms a part remains effective at all times during the term of the Equity Purchase Agreement, that there is no material adverse change to our business on the date of delivery of a Draw Down Notice and that our common stock continues to trade of the OTCQB. If we fail to satisfy the applicable closing conditions, we will not be able to sell the put shares to Tarpon.

There is no guarantee that we will be able to fully utilize the Equity Line.

There are limitations on the number of put shares that may be sold in each put. The number of put shares that Tarpon shall be obligated to purchase in a given put shall not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by Tarpon, would exceed 9.99% of our shares of common stock outstanding. Thus, our ability to access the bulk of the funds available under the Equity Purchase Agreement depends in part on Tarpon’s resale of stock purchased from us in prior puts. If with regard to a particular put, the share volume limitation is reached, we will not be able to sell the proposed put shares to Tarpon. Accordingly, the Equity Line may not be available at any given time to satisfy our funding needs.

Sales of put shares under the Equity Purchase Agreement could result in the possibility of short sales.

Although Tarpon has agreed not to enter into any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Securities Exchange Act of 1934), of our common stock, the sale after delivery of a put notice of such number of shares of common stock reasonably expected to be purchased under a put notice is not deemed a “short sale.” Accordingly, Tarpon may enter into sales or other arrangements it deems appropriate with respect to shares of our common stock after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares expected to be purchased under the applicable put notice. Any downward pressure on the market price of our common stock due to the issue and sale of common stock under the Equity Line could encourage short sales. If the market price of our common stock decreases during the put period it will reduce the amount paid by Tarpon for the put shares. In a short sale, a prospective seller borrows common shares from a shareholder or broker and sells the borrowed common shares. The prospective seller hopes that the common share market price will decline, at which time the seller can purchase common shares at a lower price for delivery back to the lender. The seller profits when the common share market price declines because it is purchasing common shares at a price lower than the sale price of the borrowed common shares. Such sales could place downward pressure on the market price of the common stock by increasing the number of common shares being sold, which could further contribute to any decline of the market price of the common shares.

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There is uncertainty as to number of subscription shares and the amount Tarpon will pay for the put shares.

The actual number of shares we will issue in any particular put or in total under the Equity Purchase Agreement is uncertain. Subject to certain limitations in the Equity Purchase Agreement, we have the discretion to give a put notice at any time throughout the term. The number of shares we must issue after giving a put notice will fluctuate based on the market price of the common shares during the put pricing period. Tarpon will receive more shares if the market price of our common stock declines. Since the price per share of each put share will fluctuate based on the market price of our common stock during the put pricing period, the actual amount Tarpon will pay for the put shares included in any particular put will decrease if the market price of our common stock declines. Based on our current market price of $0.01, if we put all 4,000,000 shares to Tarpon (ignoring all caps on the number of shares of common stock that Tarpon can own), we would receive $40,000.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holder pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holder.

We have agreed to bear the expenses relating to the registration of the shares for the selling security holder. We anticipate receiving proceeds from any “puts” tendered to Tarpon under the Equity Line. Such proceeds from the Equity Line are intended to be used approximately as follows: to expand existing operations, make acquisitions, hire additional staff, marketing and advertising and working capital needs.

DILUTION

“Dilution” represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering. “Net Book Value” is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock.

As of June 23, 2014, we had 79,432,191 shares of common stock issued and outstanding. Our net tangible book value as of March 31, 2015 was ($428,320). Based upon those figures, our net tangible book value per share was ($0.006) and, assuming the purchase by Tarpon Bay without limitations of all $5,000,000 worth of common stock in the equity line for a total of 500,000,000 shares of common stock at the current market price of $0.01 per share, our net tangible book value would be $4,571,680 or ($0.007) per share, which represents an immediate dilution to an investor of $0.002 per share.

The following table illustrates the dilution of the net book value of common stock based on certain percentages of the current offering price of $0.01 per share assuming all $5,000,000 in shares were sold.

	100%	75%	50%	25%
Per Share Offering Price	$0.01	$0.0075	$0.005	$0.0025

Number of Shares Sold	500,000,000	666,666,667	1,000,000,000	2,000,000,000

Net Tangible Book Value Per Share Prior to Sale	$(0.006)	$(0.006)	$(0.006)	$(0.006)

Pro Forma Net Tangible Book Value Per Share After Sale	$(0.008)	$(0.006)	$(0.004)	$(0.002)

Increase in Net Book Value Per Share Due to Sale	$0.014	$0.012	$0.010	$0.008

Net Dilution (Purchase Price of $0.135 Less Pro Forma Net Tangible Book Value Per Share)	$0.002	$0.002	$0.001	$0.001

DETERMINATION OF OFFERING PRICE

The offering price for the shares sold to Tarpon under the put will equal 90% of the lowest closing bid price during the Valuation Period. To the extent that the disparity between the offering price and market price of the common stock is material, such disparity was determined by our company to be fair in consideration of Tarpon establishing a line of credit to facilitate our ongoing operations.

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Equity Purchase Agreement

We entered into the Equity Purchase Agreement with Tarpon on May 5, 2015. Pursuant to the Equity Purchase Agreement, Tarpon committed to purchase up to $5,000,000 worth of our common stock, over a period of time terminating on the earlier of: (i) 24 months from the effective date of a registration statement to be filed in connection therewith; or (ii) the date on which Tarpon has purchased shares of our common stock pursuant to the Equity Purchase Agreement for an aggregate maximum purchase price of $5,000,000; such commitment is subject to certain conditions, including limitations based on the trading volume of our common stock. The aggregate number of shares issuable by us and purchasable by Tarpon pursuant to the Equity Purchase Agreement is $5,000,000 worth of stock, which was determined by our board of directors.

We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Purchase Agreement. The purchase price to be paid by Tarpon will be 90% of the lowest closing bid price during the Valuation Period. On the date the Draw Down Notice is delivered to Tarpon, we are required to deliver an estimated amount of shares to Tarpon’s brokerage account equal to 125% of the Draw Down Amount indicated in the Draw Down Notice divided by the closing bid price of the trading day immediately prior to the date of the Draw Down Notice (“Estimated Shares”). The Valuation Period shall begin the first trading day after the Estimated Shares have been delivered to Tarpon’s brokerage account and have been cleared for trading and terminate on the tenth day thereafter. At the end of the Valuation Period, if the number of Estimated Shares delivered to Tarpon is greater than the shares issuable pursuant to a Draw Down, then Tarpon is required to return to us the difference between the Estimated Shares and the actual number of shares issuable pursuant to the Draw Down. If the number of Estimated Shares is less than the shares issuable under the Draw Down, then we are required to issue additional shares to Tarpon equal to the difference; provided that the number of shares to be purchased by Tarpon may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by Tarpon, would exceed 9.99% of our shares of common stock outstanding. As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the shares by Tarpon. If we fail to satisfy the applicable closing conditions, we will not be able to sell the put shares to Tarpon. Tarpon’s obligations under the Equity Line are not transferable.

There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During such time, we are not entitled to deliver another put notice.

There are circumstances under which we will not be entitled to put shares to Tarpon, including the following:

●	we will not be entitled to put shares to Tarpon unless there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to cover the resale of the shares by Tarpon;

●	we will not be entitled to put shares to Tarpon unless our common stock continues to be quoted on the OTCQB and has not been suspended from trading;

●	we will not be entitled to put shares to Tarpon if an injunction shall have been issued and remain in force against us, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the shares to Tarpon;

●	we will not be entitled to put shares to Tarpon if we have not complied with our obligations and are otherwise in breach of or in default under, the Equity Purchase Agreement, our registration rights agreement with Tarpon (the “Registration Rights Agreement”) or any other agreement executed in connection therewith with Tarpon;

●	we will not be entitled to put shares to Tarpon to the extent that such shares would cause Tarpon’s beneficial ownership to exceed 9.99% of our outstanding shares; and

●	we will not be entitled to put shares to Tarpon if we take any of the following actions on any trading day after a Draw Down Notice is delivered:

a)	subdivide or combine shares of common stock;

b)	pay a dividend in shares of common stock or make any other distribution of shares of common stock, except for dividends paid with respect to any series of preferred stock authorized by us, whether existing now or in the future;

c)	issue any options or other rights to subscribe for or purchase shares of common stock other than pursuant to the Equity Purchase Agreement, and other than options or stock grants issued or issuable to directors, officers and employees pursuant to a stock option program, whereby the price per share for which shares of common stock may at any time thereafter be issuable pursuant to such options or other rights shall be less than the closing bid price in effect immediately prior to such issuance;

d)	issue any securities convertible into or exchangeable for shares of common stock and the consideration per share for which shares of common stock may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the closing bid price in effect immediately prior to such issuance;

e)	issue shares of common stock otherwise than as provided in the foregoing subsections (a) through (d), at a price per share less, or for other consideration lower, than the closing bid price in effect immediately prior to such issuance, or without consideration; or

f)	make a distribution of our assets or evidences of indebtedness to the holders of common stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of our assets (other than under the circumstances provided for in the foregoing subsections (a) through (e).

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The Equity Purchase Agreement further provides that Tarpon is entitled to customary indemnification from us for any losses or liabilities it suffers as a result of any material misrepresentation, breach of warranty or nonfulfillment of or a failure to perform any material covenant or agreement contained in the Equity Purchase Agreement.

The Equity Purchase Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Equity Purchase Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Equity Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Also as part of the Equity Purchase Agreement, we issued a promissory note to Tarpon for $50,000, with 10% interest. This note matures 120 days from May 5, 2015 and is not convertible into common stock.

Tarpon has agreed that any time prior to the termination of the Equity Purchase Agreement neither it nor any of its affiliates shall engage in or enter into, directly or indirectly, any short-sale of our common stock or any hedging transaction that establishes a net short position in our common stock.

Dilutive Effects

Under the Equity Purchase Agreement, the purchase price of the shares to be sold to Tarpon will be at a price equal to 90% of the lowest closing bid price during the Valuation Period. The table below illustrates an issuance of shares of common stock to Tarpon under the Equity Purchase Agreement for a hypothetical draw down amount of $5,000, assuming the lowest closing bid price during the Valuation Period of $0.01 per share.

Draw Down Amount	Price to be Paid by Tarpon	Number of Shares to be Issued
$5,000	$4,500	500,000

By comparison, if the lowest closing bid price during the Valuation Period was $0.005 per share, the number of shares that we would be required to issue in order to have the same draw down amount of $5,000 would be greater, as shown by the following table:

Draw Down Amount	Price to be Paid by Tarpon	Number of Shares to be Issued
$5,000	$4,500	1,000,000

Accordingly, there would be dilution of an additional 500,000 shares issued due to a lowering of the stock price by $0.005 per share. In effect, if we are interested in receiving a fixed funding amount, a lower price per share of our common stock means a higher number of shares to be issued to Tarpon in order to receive that fixed funding amount, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Tarpon, and because our existing stockholders may disagree with a decision to sell shares to Tarpon at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

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The actual number of shares that will be issued to Tarpon under the Equity Line will depend upon the market price of our common stock at the time of our puts to Tarpon.

Likelihood of Accessing the Full Amount of the Equity Line

Notwithstanding that the Equity Line is in an amount of $5,000,000, we anticipate that the actual likelihood that we will be able access the full $5,000,000 is low due to several factors, including that our ability to access the Equity Line is limited by share volume restrictions and impacted by our stock price. If the price of our stock remains at $0.01 per share, the sale of all of the shares registered in this prospectus will result in our sale of $40,000 of the $5,000,000 in this registration statement. Our use of the Equity Line will continue to be limited and restricted if our share trading volume and/or and market price of our stock continue at their current levels or decrease further in the future from the volume and stock prices reported over the past year.

The 4,000,000 shares which we determined to register in this registration statement, represents approximately one third of our public float (after subtracting the holdings of insiders and controlling shareholders) and utilizes $40,000 (or 0.8%) of the $5,000,000 available under the Equity Funding Facility, based on the closing price of our common stock of $0.01 on July 6 , 2015. If the market price of our stock should increase above $0.01 per share then the 4,000,000 shares registered hereby would enable us to use an additional portion, up to the full $5,000,000, to the extent of the rise in the market price above approximately $1.25 per share. Conversely, if the market price of our stock should decrease for any reason, then the 4,000,000 shares registered hereby would enable us to use less than $40,000 to the extent of the decline in our market price below $0.01 per share. During the fiscal year ended December 31, 2014, the closing price for our stock has ranged from $0.01 to $0.25 per share and has been at $0.01 per share as of July 6 , 2015.

No assurance can be given that the volume and/or market price of stock will increase (and/or not decline) from current levels to permit us to utilize the full amount of the Equity Line. Our trading volume for the last several months has been significantly low, with trades only happening sporadically. For us to utilize the full $5,000,000 through the sale of all 4,000,000 shares being registered our stock price would need to increase to approximately $1.25 a share. If we are able to sell all 4,000,000 shares of common stock at a price per share below $1.25, we may consider registering additional shares for sale under the Equity Line. If we are unable to fully use the Equity Line we will need to find alternative sources of funding or we may need to scale back our operations until such time as we have sufficient revenue to support increased operations. We currently have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. We require additional working capital to fund our business and to cover our payroll and other expenses. Use of the entire Equity Line would allow us to fully implement our full business plan for the next twelve months. If we are unable to use our Equity Line there can be no assurance that alternative sources of funding will be available upon acceptable terms.

BUSINESS

Company Overview

We are a developing player in the mobile marketing and loyalty industry, providing cutting-edge mobile marketing solutions, rewards and loyalty to our clients. With a powerful yet intuitive suite of services, clients are able to reach more customers faster and reward them for repeat business. We help clients reach their marketing and revenue goals by educating clients with the most effective tools in mobile marketing, rewards, paperless redemption and loyalty.

Our principal executive office is located at 1940 Contra Costa Blvd. Pleasant Hill, CA 94523 and our telephone number is (925-777-2111).

For the past 4 years, we have grown to over 800 clients in the United States, Canada and Mexico. We have achieved this with an expanded focus on a variety of industries, including restaurants, retailers, entertainment venues and other partnership opportunities. As set forth in more detail below, we have decided to focus our energy on the gym, health and fitness club market.

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Principal Products and Services

In General

We are an online mobile marketing platform service that will connect merchants with their customers and allow them to drive loyalty and repeat business in a non-intrusive, value added medium. We provide a mobile marketing platform where merchants can send customers the most up-to-date offers, discounts, alerts and events schedules, such as, for instance, happy hours, trivia night, and other campaigns. The consumer can also access specials and promotions that merchants choose to distribute through us by opting keywords designated to the merchant’s keywords. This allows consumers to take their information wherever they go and learn about the latest buzz as soon as it is available, providing the consumer with events, deals, and messages on their cellphone via SMS messaging. We are a mobile marketing platform that connects the mass consumer to the content that they crave – anywhere, anytime, through virtually any mobile device for all local events and promotions.

Our mobile marketing solutions apply to any industry, offering a new and innovative way to reach out to a merchant’s customer base. Some examples include:

●	Bars – happy hours, special events, discount pricing;

●	Boutiques – invite only trunk show, spring sale, discount on a particular clothing line, carrying a new line of clothes;

●	Dentists – special promotion for teeth whitening;

●	Salons – promotion on products, new line of products, introducing a new stylist;

●	Restaurants – Dine about town participation, discount coupons; and

●	Real Estate Agents – Introducing a new home on the market, price reduction, or an open house event.

Additionally, we are a mobile marketing platform that allows merchants to get more impact out of their promotions. Our merchants will be able to recommend promotions to their customers proactively, which will help merchants increase foot traffic and revenue. Utilizing the information that is being collected, our merchants can better target their clients. This system empowers merchants and enables them to adjust programs at a moment’s notice.

Our Focus

We began providing SMA text advertising in 2009 to small businesses, including bars, salons, restaurants and medical professionals. We have changed our strategy and decided that instead of directing our energy on smaller businesses we will focus on larger chain and franchise businesses in the Gym, Health and Fitness Club market place offering unique automated solutions to help clubs communicate with their members and increase membership. In order to entrench ourselves as firmly as possible in this marketplace we have begun to be an add-on service provided with companies that provide billing solutions to the Gym, Health & Fitness Club market place. We now have relationships with the following Gym, Health & Fitness Club billing providers: ASF Payment Solutions, Club Ready, ABC Financial, National Fitness and Jonas Fitness. These sources have access to a combined 10,400 gyms and fitness centers.

Below is a list of services that we intend to perform for the health and fitness industry:

SMS Texting

New Sales:

●	Leads/Inquiries (e.g., Text gym to 87365 for an 8 day pass)

●	Appointment reminders (daily sales appointments/automated)

●	Referrals/Referral programs

●	Gym locator & directions (e.g., find your nearest club Text zip code to 87365)

●	Welcome to the club text to new members (combined w/ an offer, guest pass for a friends, personal training, and more)

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Inside sales:

●	Bring a guest (or more) free day, week or month

●	Upgrades

●	Retail & juice zone

●	Personal training sales

●	Membership renewals (automated)

Member Communication & retention:

●	Fitness & diet tips

●	Class updates

●	Event info

●	Happy B-day alerts (automated)

●	Automated texts delivered to people that have not been in for a workout in 30 days.

Operations:

●	Delinquent accounts (automated)

●	Cancelled accounts (automated)

●	Surveys/feedback

●	Expired credit card notifications (automated)

Our goal is to capture a minimum of at least 50% of the combined 10,400 gyms and fitness centers the above groups are servicing. Our monthly billing ranges between $99-$199 per club signed up with us plus additional SMS messaging fees. Over the next 24 months our goal is to become an add-on component to the billing features of at least 50% of the gym billing providers so that we can attract as many as 15,000 Gym, Health & Fitness clubs in the US. We then intend to expand internationally where there are as many as 165,000 Gyms, Health & Fitness clubs as of 2013. In addition, we plan on utilizing the same strategy in the salon and insurance markets.

TXMT Platform Features

We offer our clients a mobile marketing platform for:

●	Mobile Coupons - Engage your customers! Drive in traffic and boost sales through mobile coupons delivered with expiration dates and unique tracking codes right to their mobile phones;

●	Mobile Voting/Polls - Instantly gather invaluable customer opinions; no more guessing at what they want or wondering what they think of a product or service; the client can get their opinions on what they want or think, and proactively plan for success;

●	Multimedia Messaging - Use a promotional hook for the consumer to interact with a brand by texting to a unique keyword to download branded content such as video, images, ringtones and games; now it is easier than ever to mobilize their brand on their consumers’ phones;

●	SMS Reminders - Remind clients about appointments, anniversaries, b-days, oil changes, tune ups, and more via text; individual, group and bulk mobile messaging; engage with those who have raised their hands and said they want to have an ongoing relationship with a brand via mobile; deliver news on products and services and provide mobile offers and coupons to drive sales which can include expiration dates and single use promotion codes;

●	Text 2 Web - Mobilize the website with text messaging functionality to promote interaction with customers; showcase text 2 web responses on the client’s website to have fresh user-generated content that increases the stickiness of the client’s website; Contests/Instant Contesting - make any traditional media interactive with contests that can create buzz and lead to further engagement; have concert attendees enter contests for seat upgrades, backstage passes, and more; generate a local customer database from in-location giveaways;

●	Web Widgets/Online Forms - Textmunication supplies an online sign up page so customers can join the client’s program on its website or social media accounts without having to text-in; with the web widget gives the client the ability to obtain further information such as email, date of birth, gender, name, and more; and

●	API – Our APIs are fast, simple and reliable and built in such a way that they integrate with any system or application. Our ready-made scripts help you to connect to our gateway through your chosen programming language. These scripts all work with the HTTP API.

●	MyLA- Loyalty and rewards program for clients customers who frequently make purchases. Customers register their personal such as mobile cell number information to the merchant through our proprietary Application on a tablet or online that they will use in the future when making a purchase to receive new product updates, specials and promotional merchandise.

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Features of our HTTP/S API:

API supports text, Unicode, binary SMS and flash messaging in the following ways:

●	Supports extended length messages;

●	Converts ringtones and logos into the correct format;

●	Delivery acknowledgement and Sender ID;

●	Gateway escalation: Should the message be delayed for a predefined length of time, it can be escalated to an alternative delivery gateway. Queuing lets you specify up to 3 prioritized queues which your messages can be sent out on; and

●	Batch sending and two-way messaging.

White label - (Fully Customized Design)

We provide an all-inclusive, branded platform that delivers everything you need to create a user interface that will seamlessly appear and takes it much further than just the standard logo and dashboard by providing a branded SMS message system, sign-up forms, alerts and customized buttons. The merchants will never know that you didn’t build it from scratch. Our pricing system makes it simple for our white labels to maintain full control over pricing plans. Our white label reseller program provides a powerful platform for resellers rebranded as their own and pay wholesale rates and keep 100% of their profit. Seamless set-up within 72 hours includes payment integration and shortcode activation with over hundred domestic and international carriers. Resellers set their own pricing plans, text credits and keywords. Analytics, reports and account monitoring are available for tracking customers.

Our Vertical Markets are the following:

1.	QSR Restaurants (quick service)

2.	GYMs, Health and Fitness

3.	Entertainment (Casinos, Golf Courses, bowling centers, Comedy Clubs)

4.	Retail stores

In the Q4 of 2013, we launched our mobile loyalty and rewards product. Our clients can now reward their customers for checking in on every visit and track visits.

Referral Partners

In order to entrench ourselves as firmly as possible in this marketplace we have begun to be an add-on service provided with companies that provide billing solutions to the Gym, Health & Fitness Club market place. We now have relationships with: ASF Payment Solutions, Club Ready, ABC Financial, National Fitness and Jonas Fitness representing a total of 10,400 Gym, Health and Fitness Clubs.

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We have signed up 158 Gym, Health and Fitness Clubs from the group listed above. In addition, we are in active negotiations with a major player in the Loyalty Reward Card market. This major player has contacted us to use our SMS text servicing ability to provide added benefits for their Loyalty Card holders where the consumer will be alerted via an SMS notice letting them know how many points they have at their favorite restaurant or business. We are also negotiating with a Hair Salon group that has over 8,000 locations for SMS text services. We are also in talks with large nationwide insurance companies to provide their agents the ability to engage with the insured letting them know if they are behind on their payments and updates on their claims. We will provide more information on these three opportunities in subsequent reports.

Marketing Plan and Personnel

The goal is to build engaging content for potential clients to make it clear what we do and that we excel at it. The target audience for potential and existing clients is primarily small to medium businesses.

Our objectives to meet this goal include the following:

●	revamping our website and setting up Google analytics for tracking SEO and keywords;

●	setting up accounts for Facebook and LinkedIn for paid advertisements;

●	designing and participating in various social media sites;

●	blogging, preparing newsletters, and engaging in email campaigns; and

●	hosting web seminars with attendance driven by the foregoing;

To accomplish these objectives, we will need to hire bloggers, programmers, and graphic, web and video developers. We estimate the cost for these personnel at $115,000 in the next twelve months.

We also need to revamp our website, purchase marketing software and materials, Google Analytics, hire IR/PR consultants, set aside money for conventions, and advertise for Facebook, LinkedIn and other social media. We estimate these expenses at $340,000 for the next twelve months.

Competition

In the past few years, the number of mobile marketing options and companies have grown rapidly. The markets for the products and services that we offer are very competitive, are rapidly evolving and have relatively low barriers to entry. We compete with all general advertising and marketing companies who eventually will want to include mobile marketing in their suite of product offerings, and who may develop their own similar products and compete with us for market share. These potential competitors may have more mature lines of distribution than us, be better financed than us, or may create a product offering that is superior to ours. Any of these factors can cause a competitor to take market share away from us or otherwise substantially hurt our business. We believe that competition in our market is based predominantly on:

●	Price

●	Brand recognition;

●	Product and service components and deliverables;

●	Track record of creating and keeping satisfied clients;

●	Success of underlying marketing programs; and

●	Order delivery performance and customer service.

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Government Regulation

We are subject to a number of laws and regulations that affect companies generally and specifically those conducting business in the mobile messaging market, many of which are still evolving and could be interpreted in ways that could harm our business. Existing and future laws and regulations may impede our growth. These regulations and laws may cover online marketing, e-mail marketing, telemarketing, taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, web services, the provision of online payment services, unencumbered internet access to our services, the design and operation of websites, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the internet, e-commerce, digital content, and web services. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

We expect that the regulation of our industry generally will continue to increase and that we will be required to devote increasing amounts of legal and other resources to address this regulation. In addition, the application of existing domestic and international laws and regulations relating to issues such as user privacy and data protection, marketing, advertising, consumer protection and mobile disclosures in many instances is unclear or unsettled.

In addition to its regulation of wireless telecommunications providers generally, the U.S. Federal Communications Commission, or FCC, has examined, or is currently examining, how and when consumers enroll in mobile services, what types of disclosures consumers receive, what services consumers are purchasing and how much consumers are charged. In addition, the Federal Trade Commission, or FTC, has been asked to regulate how mobile marketers can use consumers’ personal information. Consumer advocates claim that many consumers do not know when their information is being collected from cell phones and how such information is retained, used and shared with other companies. Consumer groups have asked the FTC to: identify practices that may compromise privacy and consumer welfare; examine opt-in procedures to ensure consumers are aware of what data is at issue and how it will be used; investigate marketing tactics that target children; and create policies to halt abusive practices. The FTC has expressed interest in particular in the mobile environment and services that collect sensitive data, such as location-based information.

The principal laws and regulations that pertain to us and our customers in connection with their utilization of our platform, include:

●	Deceptive Trade Practice Law in the U.S. The FTC and state attorneys general are given broad powers by legislatures to curb unfair and deceptive trade practices. These laws and regulations apply to mobile marketing campaigns and behavioral advertising. The general guideline is that all material terms and conditions of the offer must be “clearly and conspicuously” disclosed to the consumer prior to the buying decision. The balancing of the desire to capture a potential customer’s attention, while providing adequate disclosure, can be challenging in the mobile context due to the lack of screen space available to provide required disclosures.

●	Behavioral Advertising. Behavioral advertising is a technique used by online publishers and advertisers to increase the effectiveness of their campaigns. Behavioral advertising uses information collected from an individual’s web-browsing behavior, such as the pages they have visited or the searches they have made, to select which advertisements to display to that individual. This data can be valuable for online marketers looking to personalize advertising initiatives or to provide geo-tags through mobile devices. Many businesses adhere to industry self-governing principles, including an opt-out regime whereby information may be collected until an individual indicates that he or she no longer agrees to have this information collected. The FTC is considering regulations in this area, which may include implementation of a more rigorous opt-in regime. An opt-in policy would prohibit businesses from collecting and using information from individuals who have not voluntarily consented. Among other things, the implementation of an opt-in regime could require substantial technical support and negatively impact the market for our mobile advertising products and services. A few states have also introduced bills in recent years that would restrict behavioral advertising within the state. These bills would likely have the practical effect of regulating behavioral advertising nationwide because of the difficulties behind implementing state-specific policies or identifying the location of a particular consumer. There have also been a large number of class action suits filed against companies engaged in behavioral advertising.

●	Behavioral Advertising-Privacy Regulation. Our business is affected by U.S. federal and state laws and regulations governing the collection, use, retention, sharing and security of data that we receive from and about our users. In recent years, regulation has focused on the collection, use, disclosure and security of information that may be used to identify or that actually identifies an individual, such as an Internet Protocol address or a name. Although the mobile and Internet advertising privacy practices are currently largely self-regulated in the U.S., the FTC has conducted numerous discussions on this subject and suggested that more rigorous privacy regulation is appropriate, including regulation of non-personally identifiable information which could, with other information, be used to identify an individual.

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●	Marketing-Privacy Regulation. In addition, there are U.S. federal and state laws that govern SMS and telecommunications-based marketing, generally requiring senders to transmit messages (including those sent to mobile devices) only to recipients who have specifically consented to receiving such messages. U.S. federal laws also govern e-mail marketing, generally imposing an opt-out requirement for emails sent within an existing business relationship.

●	SMS and Location-Based Marketing Best Practices and Guidelines. We are a member of the Mobile Marketing Association, or MMA, a global association of 700 agencies, advertisers, mobile device manufacturers, wireless operators and service providers and others interested in the potential of marketing via the mobile channel. The MMA has published a code of conduct and best practices guidelines for use by those involved in mobile messaging activities. The guidelines were developed by a collaboration of the major carriers and they require adherence to them as a condition of service. We voluntarily comply with the MMA code of conduct. In addition, the Cellular Telephone Industry Association, or CTIA, has developed Best Practices and Guidelines to promote and protect user privacy regarding location-based services. We also voluntarily comply with those guidelines, which generally require notice and user consent for delivery of location-based services.

●	The United States Telephone Consumer Protection Act. The TCPA prohibits unsolicited voice and text calls to cell phones through the use of an automatic telephone-dialing system (ATDS) unless the recipient has given prior consent. The statute also prohibits companies from initiating telephone solicitations to individuals on the national Do-Not-Call list, and restricts the hours when such messages may be sent. Violations of the TCPA can result in statutory damages of $500 per violation (i.e., for each individual text message). U.S. state laws impose additional regulations on voice and text calls. We believe that our platform does not employ an ATDS within the meaning of the TCPA based on case law construing that term.

●	CAN-SPAM. The U.S. Controlling the Assault of Non-Solicited Pornography and Marketing Act, or CAN SPAM Act, prohibits all commercial e-mail messages, as defined in the law, to mobile phones unless the device owner has given “express prior authorization.” Recipients of such messages must also be allowed to opt-out of receiving future messages the same way they opted-in. Senders have ten business days to honor opt-out requests. The FCC has compiled a list of domain names used by wireless service providers to which marketers may not send commercial e-mail messages. Senders have 30 days from the date the domain name is posted on the FCC site to stop sending unauthorized commercial e-mail to addresses containing the domain name. Violators are subject to fines of up to $6.0 million and up to one year in jail for some spamming activities. Carriers, the FTC, the FCC, and State Attorneys General may bring lawsuits to enforce alleged violations of the Act.

●	Communications Privacy Acts. Foreign and U.S. federal and state laws impose liability for intercepting communications while in transit or accessing the contents of communications while in storage.

●	Security Breach Notification Requirements. In the U.S., various states have enacted data breach notification laws, which require notification of individuals and sometimes state regulatory bodies in the event of breaches involving certain defined categories of personal information. This new trend suggests that breach notice statutes may be enacted in other jurisdictions, including by the U.S. at the federal level, as well.

●	Children. The Children’s Online Privacy Protection Act prohibit the knowing collection of personal information from children under the age of 13 without verifiable parental consent, and strictly regulate the transmission of requests for personal information to such children. Other countries do not recognize the ability of children to consent to the collection of personal information. In addition, it is likely that behavioral advertising regulations will impose special restrictions on use of information collected from minors for this purpose.

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Intellectual Property

Although we believe that our business methodology is proprietary in terms of how we deliver our service to our client, and how we use mobile marketing, we currently hold no patents, copyrights or trademarks. It is our plan to trademark our key products as we develop them, subject to applicable laws and regulations, however, we have not filed for any such protection as of yet. It is our policy to enter into confidentiality agreements with any outsourced sales or service providers so that our proprietary methodology, customer’s lists and business information are contractually protected, and we intend to enforce any such contractual provisions as the law allows in the event of a breach. We cannot assure you that these contractual arrangements will prevent third parties from acquiring or using our proprietary business information to compete against us.

Employees

We currently have 5 full-time and no part-time employees including our chief executive officer, director of sales, lead developer, VP of operations, and client success manager. Also, we have 7 independent contractors that work with us on an as-needed basis. We expect to increase our future employee levels on an as-needed basis in connection with our expected growth and available funds. We do not have employment agreements or written consulting agreements with any of our personnel, except for our CEO, Asefi Wais. His employment agreement obligates us to pay him $100,000 annually. In order to compensate him and all of the above managerial and administrative support, we will require $385,000 in the next twelve months.

We intend to hire sales personnel to help grow our business. Our anticipated sales force will work in teams of two. There will be a position for LDR (Lead Development & Research), who is responsible for originating new leads and converting those leads into scheduled appointments for an AR (Account Representative), who will perform an online demo overview about our company and the services we offer. We expect to pay an LDR $25,000 annually and the AR $30,000 annually.

We hope to eventually have a team in place for each of our targeted customer groups, which are as follows:

1.	Lifestyle: salons, spas, health clubs, gyms, fitness centers, massage, hotels, etc.

2.	Entertainment: golf, comedy, bars & nightclubs, casinos, bowling, etc.,

3.	Food & restaurant: QSR and restaurant style

4.	Retail: automotive, clothing, apparel, car washes

As we continue to grow, sales teams will be added in each targeted customer group according to geographic region.

From our past experience, one team should be able to reach out to 1,600 contacts, and yield 60 demos per month. With this forecast, which is really just an estimate, one team could generate $6,000 in new sales per month. We hope to hire 2 teams for a total of $110,000 in the next twelve.

We will have one Sales Director over all our teams and more may be added as our company grows and our geographical customer base expands. The Sales Director is responsible for leading and developing the sales team, organizing and assigning industry specifics and regions, and working hand in hand with current and new partners for sustained growth. We have one Sales Director already and do not plan on using the proceeds of our public offering to hire anymore.

Legal Proceedings

We are not a party to any pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

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MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol “TXHD” on the OTCQB operated by OTC Markets Group, Inc. Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

The following tables set forth the range of high and low prices for our common stock for the each of the periods indicated as reported by the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2013
Quarter Ended	High $	Low $
December 31, 2013	.003	.003
September 30, 2013	.003	.0025
June 30, 2013	.0024	.0022
March 31, 2013	.0023	.0022

Fiscal Year Ending December 31, 2014
Quarter Ended	High $	Low $
December 31, 2014	.26	.20
September 30, 2014	.20	.20
June 30, 2014	.20	.05
March 31, 2014	.10	.015

On July 6 , 2015, the last sales price per share of our common stock on the OTCQB was $0.01.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

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Holders of Our Common Stock

As of June 23, 2015, we had 79,432,191 shares of our common stock issued and outstanding, held by 88 shareholders of record.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;

2.	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Recent Sales of Unregistered Securities

On February 27, 2015, we entered into a convertible promissory note pursuant to which we borrowed $64,000. Interest under the convertible promissory note is 8% per annum, and the principal and all accrued but unpaid interest is due on November 25, 2015. The note is convertible at any time following 180 days after the issuance date at noteholders option into shares of our common stock at a variable conversion price of 55% of the lowest average three day market price of our common stock during the 10 trading days prior to the notice of conversion, subject to adjustment as described in the note. The holder’s ability to convert the note, however, is limited in that it will not be permitted to convert any portion of the note if the number of shares of our common stock beneficially owned by the holder and its affiliates, together with the number of shares of our common stock issuable upon any full or partial conversion, would exceed 4.99% of our outstanding shares of common stock.

On April 21, 2015, we issued a convertible promissory note in the amount of $26,500, in which we received $25,000 cash and paid legal expenses in the amount of $1,500. The note bears interest at 8% per annum and is due on March 19, 2016. The loan and any accrued interest can then be converted into shares of our common stock at a rate of 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 15 trading day period ending with the date of conversion.

On April, 27, 2015, we issued a convertible promissory note in which we will be taking tranche payments based on amounts determined by the note holder for total payments of not more than $400,000. There is an original discount component of $40,000. Therefore, the funds available to the Company will be $360,000 and the liability (net of interest) will be $360,000 when all disbursements have been received by us. Each tranche is accounted for separately with each principal and OID balance becoming due 24 months after receipt. Each tranche bears interest at 12% per annum. The loan is secured by shares of our common stock. Each portion of the loan becomes convertible immediately upon issuance. The loan and any accrued interest can then be converted into shares of our common stock at a rate of the lesser of $0.02 per share or 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 25 trading day period ending on the latest complete trading day prior to the conversion date. One April 29, 2015, we have received one tranche disbursements of $25,000.

On April 28, 2015, we issued a convertible promissory note in the amount of $40,000, in which we received $36,500 cash and paid fees in the amount $3,500. The note bears interest at 12% per annum and is due on April 28, 2016. The loan and any accrued interest can then be converted into shares of our common stock at a rate of 50% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 20 trading day period ending with the date preceding the conversion date.

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On May 5, 2015, we issued a promissory note in the amount of $50,000, in which we received $50,000 cash. The note bears interest at 10% per annum and is due on November 30, 2015. The loan and any accrued interest can then be converted into shares of our common stock at a rate of t 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 15 trading day period ending with the date of conversion.

On October 27, 2014, Gault note payable principal of $12,415 was converted into 3,250,000 shares of common stock.

On October 27, 2014, Helena Capital note payable principal of $12,415 was converted into 3,250,000 shares of common stock.

On October 28, 2014, Realty Capital note payable principal of $9,550 was converted into 2,500,000 shares of common stock.

On November 4, 2014, 125,000 shares of common stock were issued to Anglo Finance in exchange for payment of a vendor invoice.

On November 5, 2014, 200,000 shares of stock were sold for $0.10 per share for total proceeds of $20,000.

On November 14, 2014, 10,000 shares of stock were sold for $0.10 per share for total proceeds of $1,000.

On November 20, 2014, 20,000 shares of stock were sold for $0.10 per share for total proceeds of $2,000.

On November 23, 2014, 1,000,000 shares of stock were issued to Realty Capital per the note restructuring agreement.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) section discusses our results of operations, liquidity and financial condition, and certain factors that may affect our future results. You should read this MD&A in conjunction with our audited financial statements and accompanying notes included herein. This plan of operation contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” or elsewhere in this Registration Statement.

The following discussion highlights what we believe are the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion should be read in conjunction with our financial statements and related notes appearing elsewhere in this Annual Report. This discussion contains “forward-looking statements,” which can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, without limitation, and the risks described under “Risk Factors” in this Registration Statement.

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Plan of Operation

Management

We will need to pay our management team and consultants that assist with managerial and administration efforts in the next twelve months. We have 5 employees, including a CEO, Director of Sales, Lead Developer, VP of Operations, and Client Success Manager, and 7 consultants that assist with mobile consulting, systems engineering, social media efforts and graphic design, on an as-needed basis. We do not have employment agreements or written consulting agreements with any of our personnel, except for our CEO, Wais Asefi. His employment agreement obligates us to pay him $100,000 annually. In order to compensate him and all of the above managerial and administrative support, we will require $385,000 in the next twelve months.

Marketing Plan and Personnel

The goal is to build engaging content for potential clients to make it clear what we do and that we excel at it. The target audience for potential and existing clients is primarily small to medium businesses.

Our objectives to meet this goal include the following:

●	revamping our website and setting up Google analytics for tracking SEO and keywords;

●	setting up accounts for Facebook and LinkedIn for paid advertisements;

●	designing and participating in various social media sites;

●	blogging, preparing newsletters, and engaging in email campaigns; and

●	hosting web seminars with attendance driven by the foregoing;

To accomplish these objectives, we will need to hire bloggers, programmers, and graphic, web and video developers. We estimate the cost for these personnel at $115,000 in the next twelve months.

We also need to revamp our website, purchase marketing software and materials, Google Analytics, hire IR/PR consultants, set aside money for conventions, and advertise for Facebook, LinkedIn and other social media. We estimate these expenses at $340,000 for the next twelve months.

Sales Personnel

We intend to hire sales personnel to help grow our business. Our anticipated sales force will work in teams of two. There will be a position for LDR (Lead Development & Research), who is responsible for originating new leads and converting those leads into scheduled appointments for an AR (Account Representative), who will perform an online demo overview about our company and the services we offer. We expect to pay an LDR $25,000 annually and the AE $30,000 annually.

We hope to eventually have a team in place for each our targeted customer groups, which are as follows:

1.	Lifestyle: salons, spas, health clubs, gyms, fitness centers, massage, hotels, etc.

2.	Entertainment: golf, comedy, bars & nightclubs, casinos, bowling, etc.

3.	Food & restaurant: QSR and restaurant style

4.	Retail: automotive, clothing, apparel, car washes

As we continue to grow, sales teams will be added in each targeted customer group according to geographic region.

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From our past experience, one team should be able to reach out to 1,600 contacts, and yield 60 demos per month. With this forecast, which is really just an estimate, one team could generate $6,000 in new sales per month. We hope to hire 2 teams for a total of $110,000 in the next twelve months.

We will have one Sales Director over teams and more may be added as our company grows and our geographical customer base expands. The sales Director is responsible for leading and developing the sales team, organizing and assigning industry specifics and regions, and working hand in hand with current and new partners for sustained growth. We have one Sales Director already and do not plan on using the proceeds of our public offering to hire anymore.

Professional Fees

We expect to spend roughly $50,000 in professional fees for legal and accounting support in the next twelve months.

Results of Operations for the Years Ended December 31, 2014 and 2013

Revenues

For the year ended December 31, 2014, we earned revenues in the amount of $342,252, as compared with revenues of $339,533 for the year ended December 31, 2013, a slight increase of $2,719 was due to a change in our target market. In the previous year, we focused our marketing effort on quick sale restaurants. In the current year we are focused on enterprise and API projects in the health and fitness industries.

Cost of Sales

Cost of sales was $153,755 and $84,061 for the years ended December 31, 2014 and 2013, respectively.

The increase of $69,694 was due to additional costs incurred as we switched SMS service providers and expanded into Canada.

Operating Expenses

Our operating expenses were $422,879 for the year ended December 31, 2014, as compared with $346,836 for the year ended December 31, 2013. Our operating expenses for year ended December 31, 2014 mainly consisted of commissions of $12,074, consulting fees of $105,521, professional fees of $107,757, payroll of $9,939, contract labor expense of $48,453 and rent of $27,051 compared to commissions of $54,662, consulting fees of $143,173, professional fees of $20,000, payroll of $19,269 and rent of $39,754 for the year ended December 31, 2013.

Other Expenses

We had other expenses of $125,764 for the year ended December 31, 2014 and other expenses of $20,583 for the same period ended December 31, 2013. Other expenses for the year ended December 31, 2014 consisted of $80,828 in amortization of debt discount, $41,803 in interest expenses, and $3,133 in factoring expense. Other expenses for the year ended December 31, 2013 consisted of $11,654 in amortization of debt discount, $2,561 in interest expenses, and $6,368 in factoring expense.

Net Loss

We had a net loss of $456,453 for the year ended December 31, 2014, as compared with net loss of $111,947 for the year ended December 31, 2013.

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Results of Operation for Three Months Ended March 31, 2015 and 2014

Revenues

For the three months ended March 31, 2015, we earned revenues in the amount of $82,278, as compared with revenues of $106,832 for the three months ended March 31, 2014. The decrease is due to a change in our target market. In the previous year, we focused our marketing effort on quick sale restaurants. In the current year we are focused on enterprise and API projects in the health and fitness industries.

Cost of Sales

Cost of sales was $8,890 for the three months ended March 31, 2015, as compared with $33,148 for the same period ended March 31, 2014.

Our cost of sales decreased significantly for the three months ended March 31, 2015 compared with the same period ended March 31, 2015 and was attributable to significantly less incurred in programming costs.

Operating Expenses

Our operating expenses were $97,859 for the three months ended March 31, 2015, as compared with $88,568 for the three months ended March 31, 2014. Our operating expenses for the three months ended March 31, 2015 mainly consisted of consulting fees of $22,145, contract labor of $20,620, legal fees of $10,570, rent expenses of $6,800, meals and entertainment of $6,309 and accounting fees of $5,875, compared to commissions of $6,258, consulting fees of $34,500, professional fees of $10,000, payroll of $6,658 and rent of $8,301 for the three months ended March 31, 2014.

Other Expenses

We had other expenses of $16,001 for the three months ended March 31, 2015 with $31,750 for the same period ended March 31, 2014. Other expenses for the three months ended March 31, 2015 consisted of $9,542 in amortization of debt discount and $6,459 in interest expenses.

Net Loss

We had a net loss of $40,472 for the three months ended March 31, 2015, as compared with net loss of $46,724 for the three months ended March 31, 2014.

Liquidity and Capital Resources

As of March 31, 2015, we had total current assets of $19,857. Our total current liabilities as of March 31, 2015 were $449,751. We had a working capital deficit of $429,894 as of March 31, 2015.

Cash Flows from Operating Activities

Operating activities used $47,059 in cash the three months ended March 31, 2015. Our net loss of $40,472 and accounts payable and accrued expenses of $17,159 was the main component of our negative operating cash flow, offset mainly by amortization of debt discount of $9,542.

Cash Flows from Financing Activities

Cash flows provided by financing activities during the three months ended March 31, 2015 amounted to $54,935 and consisted mostly of proceeds from the sale of convertible promissory notes and notes payable, offset by payments on such instruments.

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We anticipate needing approximately $1,000,000 in the next 12 months. We only have $12,673 in cash as of March 31, 2015 and this amount is not sufficient for our needs.

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Our optimum level of growth for success will be achieved if we are able to raise $1,000,000 in the next twelve months. However, funds are difficult to raise in today’s economic environment. If we are unable to raise $1,000,000 our ability to implement our business plan and achieve our goals will be significantly diminished.

We have generated revenue but we have experienced a history of losses. Our monthly expenses have historically been approximately $18,000 and we have had sufficient revenues to cover those expenses in the past. The added costs of going public have resulted in a monthly burn rate of approximately $10,600 in recent months. Thus, even though our revenues fund most of our operating expenses, we have taken on small loans to help bridge the gap with the onset of accounting and professional fees in connection with going public. We have raised approximately $230,000 in small loans since September 2013. There is no guarantee that these small loans will be available to us in the future. We expect that we will not be able to continue operations beyond 6 months with our current available capital resources, which presently consist of $12,673 in cash and our monthly revenues, without obtaining additional funding or generating more revenues. We will need at a minimum $100,000 in capital to fund operations in the next 12 months.

We plan to ramp up operations to generate additional revenues beyond our existing revenues but this will require additional funding. We anticipate that additional funding will be needed for general administrative expenses, business development, marketing costs and support materials. We hope to raise $1,000,000 to conduct such activities in the next twelve months.

We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

As of March 31, 2015, we have an accumulated deficit of $663,054. Our ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and our ability to achieve and maintain profitable operations. While we are expanding our best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Off Balance Sheet Arrangements

As of March 31, 2015, there were no off balance sheet arrangements.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We do not believe that any accounting policies currently fit this definition.

Recently Issued Accounting Pronouncements

Our critical accounting policies are disclosed in note 2 of our audited financial statements included in the Form 10K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and positions of our executive officer and director as of the date hereof.

Name	Age	Positions
Wais Asefi	41	President, CEO and Director

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Set forth below is a brief description of the background and business experience of our executive officer and director:

Wais Asefi has served as our President, CEO and Director since November 17, 2013. He served as the Chief Executive Officer and Director of Textmunication, Inc., our subsidiary, since March of 2009 to the present. From August 2008 to March 2009, he was not employed. From January 2002 until July 2008, he was the founder and CEO of Metro General Insurance, an insurance agency focusing on personal lines, life and commercial insurance products.

Mr. Asefi’s background and experience in the mobile marketing business support his service as a director of our company.

Mr. Asefi does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Term of Office

Our directors are elected to hold office until the next annual meeting of the shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our board of directors and hold office until removed by our board of directors or until their successors are appointed.

Family Relationships

There are no family relationships between our executive officers and directors.

Other Significant Employees

Other than our executive officers, we do not currently have any significant employees.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1. Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2. Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

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ii. Engaging in any type of business practice; or

iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4. Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5. Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6. Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7. Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i. Any Federal or State securities or commodities law or regulation; or

ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8. Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee

We do not have a separately-designated standing audit committee. The entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board of directors when performing the functions of that would generally be performed by an audit committee. The board of directors approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the board of directors reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

We do not have an audit committee financial expert because of the size of our company and our board of directors at this time. We believe that we do not require an audit committee financial expert at this time because we retain outside consultants who possess these attributes as needed.

For the fiscal year ending December 31, 2014, the board of directors:

1.	Reviewed and discussed the audited financial statements with management, and

2.	Reviewed and discussed the written disclosures and the letter from our independent auditors on the matters relating to the auditor’s independence.

Based upon the board of directors’ review and discussion of the matters above, the board of directors authorized inclusion of the audited financial statements for the year ended December 31, 2014 to be included in this Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us during or with respect to the year ended December 31, 2014, the following persons have failed to file, on a timely basis, the identified reports required by Section 16(a) of the Exchange Act during fiscal year ended December 31, 2014:

Name and principal position	Number of late reports	Transactions not timely reported	Known failures to file a required form
Wais Asefi	0	0	0
CEO, CFO & Director

Code of Ethics

As of December 31, 2014, we had not adopted a Code of Ethics. We feel that having a sole officer and director did not warrant the adoption of a Code of Ethics.

Summary Compensation Table

The following table sets forth the total compensation paid or accrued to our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, during our last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wais Asefi1, President CEO &	2013	$60,000	$0	$0	$0	$0	$0	$0	$60,000
Director	2014	$60,800	$0	$0	$0	$0	$0	$0	$60,800

Notes:

Mr. Asefi was appointed as our President, CEO and director on November 17, 2013. Mr. Asefi was paid $40,000 in 2012 and $60,000 in 2013 by our wholly-owned subsidiary, Textmunication, Inc. He signed an employment agreement on December 17, 2013 with Textmunication, Inc. to serve as CEO and Chairman and will receive an annual salary of $100,000 and is eligible for bonuses as determined by the Board, and other benefits, such as paid vacation, retirement benefits and life insurance as established by the company. Under the agreement, he also received an $800 per month allowance for an automobile for personal and professional use. In addition, Mr. Asefi agreed not to compete with our business for 3 years and not to solicit employees or customers of our company for a period of twelve months. The agreement has a term until May 1, 2017 but automatically renews for an additional year unless either party provides a notice of termination 90 days prior to scheduled termination. There are provisions that provide for termination for cause and resignation for good reason. We will be required to pay Mr. Asefi severance as provided under the agreement.

Outstanding Equity Awards at Fiscal Year End

As at December 31, 2014 we did not have any outstanding equity awards.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of common shares owned beneficially as of June 23, 2015 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Shares(1)

Directors and Officers
Common Shares	WAIS ASEFI(2) President, CEO and Director 1940 Contra Costa Blvd Pleasant Hill, CA 94523	65,640,207 Direct	83%

	All Officers and Directors as a Group (1 person)	65,640,207	83%
5% Shareholders

Common Shares	None

Note:

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As of June 23, 2015, there were 79,432,191 common shares issued and outstanding.

(2)	Represents shares held in his name. Mr. Asefi has pledged 35,640,000 of his personal shares as collateral to secure payment under the Senior Secured Promissory Note and subsequent restructuring agreements we entered into with Reality Capital Management.

Changes in Control

Please see the disclosure below in the Related Transactions section concerning Mr. Asefi’s pledge of 35,640,000 shares under the November 2013 Senior Secured Convertible Promissory Note with Realty Capital Management, as restructured by amendment. This arrangement may result in a change in control in the future.

TRADING MARKET

There is currently a limited trading market for our common stock on the OTCQB. The shares will be sold at the prevailing market price at the time of sale or privately negotiated prices.

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SELLING SECURITY HOLDER

The shares to be offered by the selling security holder were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act. The shares offered hereby are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling security holder the opportunity to publicly sell these shares. This prospectus is part of a registration statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holder. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holder after any sales made pursuant to this prospectus because the selling security holder is not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holder will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each selling security holder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. The term “selling security holder” includes the stockholder listed below and its transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. There are no shares of common stock subject to options, warrants and convertible securities.

Shareholder and Name of Person Controlling	Amount of Shares owned before Offering	Number of shares offered	Amount of shares owned after Offering	Percent of shares held after Offering

Tarpon Bay Partners, LLC (1)	4,000,000	4,000,000	0	0%

Total	4,000,000	4,000,000	0	0%

(1) Stephen Hicks is the managing member of Tarpon and has voting and investment control.

PLAN OF DISTRIBUTION

The selling security holder of our common stock and any of its transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling security holder and any broker-dealers or agents that are involved in selling the shares of common stock are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them is deemed to be underwriting commissions or discounts under the Securities Act. Because the selling security holder is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holder and/or the purchasers. The selling security holder has represented and warranted to our company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holder. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holder may from time to time pledge or grant a security interest in some or all of the shares owned by it, and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. Upon our company being notified in writing by the selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: (i) the name of each such selling security holder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such the shares of common stock were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although Tarpon has agreed not to enter into any “short sales” of our common stock, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, Tarpon may enter into arrangements it deems appropriate with respect to sales of shares of our common stock after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares expected to be purchased by Tarpon as specified in the notice.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below and under the heading “Directors, Executive Officers, Promoters and Control Persons” (or with respect to which such information is omitted in accordance with SEC regulations), there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Share Exchange Agreement

On November 16, 2013, we entered into a Share Exchange Agreement (SEA) with Textmunication, Inc. a California corporation and Wais Asefi (its sole shareholder), whereby we issued 65,640,207 new shares of common stock in exchange for 100% of the issued and outstanding shares of Textmunication, Inc. and simultaneously the major shareholder of the company, Leburn Estates, Inc. retired 1,128,041 post reverse shares (pre-split: 5,640,207) of our common stock to the company’s treasury.

Senior Secured Convertible Promissory Note

On November 13, 2014, we entered into a Note Restructure Agreement whereby we and Realty Capital Management agreed to extend the Senior Secured Convertible Promissory Note with an original maturity date of November 7, 2014 until June 30, 2015. In consideration for extension of the due date of the note, we agreed to issue to Realty Capital Management 1,000,000 shares of our restricted common stock and to pay $3,750 in interest, of which we were in arrears, in three equal monthly payments of $1,250 starting on November 30, 2014, and to make scheduled future quarterly interest payments of $2,500 on February 7, 2015 and May 7, 2015.

On February 27, 2015, we entered into a Second Note Restructure Agreement with Reality Capital Management. Under the Agreement, We agreed to pay Realty Capital Management $20,000 on or before March 9, 2015, which we did. The collateral under the note was reduced to 35,640,000 shares and the remaining interest of $2,500 and the remaining principal of $30,000 will be due on June 30, 2015.

Convertible Promissory Note

On May 29, 2014, we issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on December 10, 2015, and is convertible into common shares at $0.10 per share. The note is in favor of Yama Asefi. Yama Asefi is the brother of Wais Asefi, our officer and director. We issued a warrant to purchase 100,000 shares of common stock with an exercise price of $0.125 per share in conjunction with the convertible promissory note. The warrant is exercisable at any time for one year following the execution of the agreement.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, with a par value of $0.0001 per share, and 10,000,000 shares of preferred stock, blank check, with a par value of $0.0001 per share.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

35

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

36

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Dividends

It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

EXPERTS

The financial statements for the years ended December 31, 2014 and 2013 included in this prospectus have been audited by RBSM, LLP and LL Bradford & Company, LLC, respectively to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of RBSM, LLP and LL Bradford & Company, LLC, and upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

37

FINANCIAL STATEMENTS

38

TEXTMUNICATION HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$12,673	$4,797
Receivables	3,320	4,169
Due from related party	3,864	3,864
Total current assets	19,857	12,830

Fixed Assets, net	1,574	1,755

Total assets	21,431	14,585

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$232,375	$249,534
Due to related parties	11,750	11,750
Loans payable	19,566	8,631
Convertible notes payable, net of discount	186,060	132,518
Total current liabilities	449,751	402,433

Total liabilities	449,751	402,433

Stockholders’ deficit

Preferred stock, 10,000,000 shares authorized, $0.0001 par value, none issued and outstanding	-	-
Common stock; $0.0001 par value; 250,000,000 shares authorized; 77,437,130 and 67,082,130 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	7,734	7,734
Additional paid-in capital	227,000	227,000
Accumulated deficit	(663,054)	(622,582)
Total stockholders’ deficit	(428,320)	(387,848)

Total liabilities and stockholders’ deficit	$21,431	$14,585

The Accompanying Notes are an Integral Part of These Financial Statements.

F-1

TEXTMUNICATION HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31, 2015	March 31, 2014

Revenues	$82,278	$106,832

Cost of revenues	8,890	33,148

Gross profit	73,388	73,684

Operating expenses
General and administrative expenses	97,859	88,658
Total operating expenses	97,859	88,658

Loss from operations	(24,471)	(14,974)

Other expense
Interest expense	(6,459)	(5,301)
Amortization of debt discount	(9,542)	(23,316)
Factoring expense	-	(3,133)
Total other expense	(16,001)	(31,750)

Net loss	$(40,472)	$(46,724)

Basic weighted average common shares outstanding	77,437,130	67,082,130
Net loss per common share: basic and diluted	$(0.00)	$(0.00)

The Accompanying Notes are an Integral Part of These Financial Statements.

F-2

TEXTMUNICATION HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Three Months Ending
	March 31, 2015	March 31, 2014
Cash Flows from Operating Activities
Net loss	$(40,472)	$(46,724)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of debt discount	9,542	23,316
Depreciation	181	-
Changes in assets and liabilities
Receivables	849	(4,883)
Accounts payable and accrued expenses	(17,159)	381
Net cash from operating activities	(47,059)	(27,910)

Purchase of fixed assets	-	-
Net cash used in investing activities	-	-

Cash Flows from Financing Activities
Proceeds from loans payable	28,825	5,000
Payments on loans payable	(17,890)	(1,112)
Proceeds from convertible notes payable	64,000	-
Payments on convertible notes payable	(20,000)	25,000
Net cash from financing activities	54,935	28,888

Net increase (decrease) in cash	7,876	978

Cash, beginning of period	4,797	1,416

Cash, end of period	$12,673	$2,394

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

The Accompanying Notes are an Integral Part of These Financial Statements.

F-3

TEXTMUNICATION HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Financial Statements filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in the Form 10-K, have been omitted.

Going concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of March 31, 2015, the Company has an accumulated deficit of $663,054. The company’s ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. While the Company is expanding its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might arise from this uncertainty.

Reclassifications

Certain reclassifications have been made to the prior year’s financial statements to conform to the current year’s presentation. These reclassifications had no effect on previously reported results of operations. The Company reclassified liabilities due to debt holders from loans payable to accounts payable and accrued liabilities. The Company also reclassified certain liabilities from convertible notes payable to due to related parties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2014 no cash balances exceeded the federally insured limit.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at the amount management expects to collect. The Company generally does not require collateral to support customer receivables. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. As of March 31, 2015 and 2014 the allowance for doubtful accounts and bad debt expense was $0 and $0, respectively.

F-4

TEXTMUNICATION HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED)

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification, or (“ASC”), 605, Revenue Recognition. We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is reasonably assured.

Thus, we recognize subscription revenue on a monthly basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual or annual basis, at the customer’s option.

Fair Value of Financial Instruments

The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The fair value of the accounts receivable, accounts payable, notes payable are considered short term in nature and therefore their value is considered fair value.

Net income (loss) per Common Share

Basic net income (loss) per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the periods ended March 31, 2015.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation provided on the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Expenditures for renewals or betterments are capitalized, and repairs and maintenance are charged to expense as incurred the cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss thereon is reflected in operations.

F-5

TEXTMUNICATION HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED)

Recent Accounting Pronouncements

No new accounting pronouncements issued or effective during the fiscal year has had or is expected to have a material impact on the financial statements.

Note 3 – ACCOUNTS RECEIVABLE AND FACTORING AGREEMENT

In the ordinary course of business, the Company may utilize accounts receivable-credit card factoring agreements with third-party financing company in order to accelerate its cash collections from product sales. In addition, these agreements provide the Company with the ability to limit credit exposure to potential bad debts, to better manage costs related to collections as well as to enable customers to extend their credit terms. These agreements involve the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third party financial institution in exchange for cash.

The Company accounts for these transactions in accordance with ASC 860, “Transfers and Servicing” (“ASC 860”). ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from Accounts receivable, net on the Consolidated Balance Sheet. Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables. In addition, the Company provides no other forms of continued financial support to the purchaser of the receivables once the receivables are sold.

NOTE 4 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2014, the Company received advances from a related party. The loans are due on demand and have no interest. Amounts outstanding as of March 31, 2015 and December 31, 2014 was approximately $11,750 and $11,750, respectively

During the year ended December 31, 2014, the Company extended advances to certain related parties. The loans are due on demand and have no interest. Amounts outstanding as of March 31, 2015 and December 31, 2014 was approximately $3,864 and $3,864, respectively

Note 5 – LOANS PAYABLE

As of March 31, 2015, the Company has short term loans payable of $19,556 and $8,631, respectively. During the three months ended March 31, 2015, the Company received proceeds of $28,825 and made payments of $17,890 from certain short term loans payable with interest rates ranging from 20%-23%. Interest recorded on the notes for the three months ended March 31, 2015 and 2014 was $841 and $0, respectively.

F-6

TEXTMUNICATION HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED)

NOTE 6 - CONVERTIBLE NOTE PAYABLE

Convertible notes payable consists of the following as of March 31, 2015 and December 31, 2014

Description	March 31, 2015	December 31, 2014

In connection with the SEA, the Company assumed three convertible promissory notes for an aggregate of $13,670, net of debt discount. The notes mature on September 14, 2014 and accrue interest at a rate of 12% per annum. The note principal is convertible at a price of $.00382 per share. At issuance the fair market value of the Company’s common stock was $.013 per share. The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the fair market value of the common stock on the date the note was issued. The beneficial conversion feature was recorded at the debt’s inception as a discount of the debt of $76,429 and is being amortized over the lives of the convertible debt. Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $0 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2014 was $0 and $0, respectively. Interest expense recorded on the convertible notes for the three months ended March 31, 2015 and 2014 was $420 and $0, respectively.

One of the holders of the convertible promissory notes with a principal value of $25,476, entered into note purchase and assignment agreements whereby half of the principal of the note was assigned to two separate note holders. The original note was substituted and replaced by two amended and restated 12% convertible promissory notes with restated principal amounts of $12,738 each. All other terms of the original note remain in effect.	$42,048	$42,048

In connection with the SEA, the Company assumed a convertible note for an aggregate of $36,363, net of debt discount. The note matures on November 7, 2014 and interest accrues at a rate of 20% per annum. The note principal is convertible into common stock at the rate of $.001 per share or 50 million shares of the Company’s common stock but such conversion can only take effect upon default of the note. The note is secured by 59,400,000 shares of the Company’s common stock. In conjunction with the note the Company issued 750,000 shares of restricted common stock and 1,000,000 common stock purchase warrants exercisable for twelve months at $.10 per warrant for one share of Company common stock.

The relative fair value of the common stock and warrants at the debt’s inception of $6,884 and $9,121, respectively were recorded as a discount to the debt and are being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 606.16%; no dividend yield; and a risk free interest rate of 0.11%. Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $2,869 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2014 was $2,208 and $5,077, respectively. Interest expense recorded on the convertible note for the three months ended March 31, 2015 and 2014 was $2,466 and $0, respectively.

On February 27, 2015, we entered into a Second $50,000 Note Restructure Agreement with note holder. Under the Agreement, we are obligated to pay Reality $20,000 from the proceeds of the loan from a note issued during quarter. We also agreed to pay the remaining principal balance of $30,000 along with accrued and unpaid interest if we secure an additional loans in the future.	30,000	50,000

F-7

TEXTMUNICATION HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED)

On November 17, 2013, the Company issued a $10,000 convertible promissory note. The note matures on May 17, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the note, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $1,297 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 608.68%; no dividend yield; and a risk free interest rate of 0.13%.

Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $432 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2015 was $112 and $544, respectively. Interest expense recorded on the convertible note for the three months ended March 31, 2015 and 2014 was $296 and $0, respectively.	10,000	10,000

On January 20, 2014, the Company issued a $5,000 convertible promissory note. The note matures on August 1, 2015 and accrues interest at a rate of 6% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the note, the Company issued 50,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $651 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 588.26%; no dividend yield; and a risk free interest rate of 0.11%.

Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $313 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2014 was $43 and $0, respectively. Interest expense recorded on the convertible note for the three months ended March 31, 2015 and 2014 was $74 and $0, respectively.	5,000	5,000

On February 13, 2014, the Company issued two $5,000 convertible promissory notes. The notes mature on May 31, 2015 and accrue interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $3,324 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 600.29%; no dividend yield; and a risk free interest rate of 0.12%.

Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $1,282 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2014 was $430 and $1,712, respectively. Interest expense recorded on the convertible notes for the three months ended March 31, 2015 and 2014 was $296 and $0, respectively.	10,000	10,000

F-8

TEXTMUNICATION HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED)

On March 10, 2014, the Company issued a $10,000 convertible promissory note. The note matures on December 10, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $3,324 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 600.26%; no dividend yield; and a risk free interest rate of 0.12%.

Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $945 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2014 was $1,319 and $2,264, respectively. Interest expense recorded on the convertible notes for the three months ended March 31, 2015 and 2014 was $296 and $0, respectively.	10,000	10,000

On April 17, 2014, the Company issued a $10,000 convertible promissory note. The note matures on October 17, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $8,000 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 444.14%; no dividend yield; and a risk free interest rate of 0.11%.

Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $1,069 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2014 was $2,920 and $3,989, respectively. Interest expense recorded on the convertible notes for the three months ended March 31, 2015 and 2014 was $296 and $0, respectively.	10,000	10,000

On May 29, 2014, the Company issued a $10,000 convertible promissory note. The note matures on December 10, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $8,400 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 290.82%; no dividend yield; and a risk free interest rate of 0.10%.

Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $379 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2014 was $3,810 and $4,189, respectively. Interest expense recorded on the convertible notes for the three months ended March 31, 2015 and 2014 was $296 and $0, respectively.	10,000	10,000

F-9

TEXTMUNICATION HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED)

On July 7, 2014, the Company issued a $10,000 convertible promissory note. The note matures on July 7, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $8,400 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 290.82%; no dividend yield; and a risk free interest rate of 0.12%.

Amortization of debt discount during the three months ended March 31, 2015 and 2014 was $4,145 and $0, respectively and the unamortized discount at March 31, 2015 and December 31, 2014 was $2,255 and $6,400, respectively. Interest expense recorded on the convertible notes for the three months ended March 31, 2015 and 2014 was $296 and $0, respectively.	10,000	10,000

On February 27, 2015, we entered into a convertible promissory note pursuant to which we borrowed $64,000. Interest under the convertible promissory note is 8% per annum, and the principal and all accrued but unpaid interest is due on November 25, 2015. The note is convertible at any time following 180 days after the issuance date at noteholders option into shares of our common stock at a variable conversion price of 55% of the lowest average three day market price of our common stock during the 10 trading days prior to the notice of conversion, subject to adjustment as described in the note. The holder’s ability to convert the note, however, is limited in that it will not be permitted to convert any portion of the note if the number of shares of our common stock beneficially owned by the holder and its affiliates, together with the number of shares of our common stock issuable upon any full or partial conversion, would exceed 4.99% of our outstanding shares of common stock.

Interest expense recorded on the convertible note for the three months ended March 31, 2015 and 2014 was $1,122 and $0, respectively.	64,000	-

Total convertible notes payable	201,048	157,048
Less discounts	(14,988)	(24,530)
Convertible notes net of discount	$186,060	$132,518

Note 7 – COMMITMENTS AND CONTINGENCIES

Office Lease

On January 6, 2015 the Company signed an amendment to its lease originally signed on May 9, 2008. The amended lease commenced January 1, 2015 and expires on thirty days notice. Rent expense was approximately $6,800 and $6,800 for the three months ended March 31, 2015 and 2014, respectively.

Current month to month lease is for $2,000 a month.

F-10

TEXTMUNICATION HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED)

NOTE 8 – SUBSEQUENT EVENTS

On April 21, 2015, the Company issued a convertible promissory note in the amount of $26,500, in which the Company received $25,000 cash and paid legal expenses in the amount of $1,500. The note bears interest at 8% per annum and is due on March 19, 2016. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 15 trading day period ending with the date of conversion.

On April, 27, 2015, the Company issued a convertible promissory note in which the Company will be taking tranche payments based on amounts determined by the note holder for total payments of not more than $400,000. There is an original discount component of $40,000. Therefore, the funds available to the Company will be $360,000 and the liability (net of interest) will be $360,000 when all disbursements have been received by the Company. Each tranche is accounted for separately with each principal and OID balance becoming due 24 months after receipt. Each tranche bears interest at 12% per annum. The loan is secured by shares of the Company’s common stock. Each portion of the loan becomes convertible immediately upon issuance. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of the lesser of $0.02 per share or 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 25 trading day period ending on the latest complete trading day prior to the conversion date. One April 29, 2015, the Company has received one tranche disbursements of $25,000.

On April 28, 2015, the Company issued a convertible promissory note in the amount of $40,000, in which the Company received $36,500 cash and paid fees in the amount $3,500. The note bears interest at 12% per annum and is due on April 28, 2016. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 50% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 20 trading day period ending with the date preceding the conversion date.

On May 5, 2015, the Company issued a promissory note in the amount of $50,000, in which the Company received $50,000 cash. The note bears interest at 10% per annum and is due on November 30, 2015. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of t 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 15 trading day period ending with the date of conversion.

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

Textmunication, Inc.

Las Vegas, Nevada

We have audited the accompanying balance sheets of Textmunication Holdings, Inc. (the “Company”) as of December 31, 2014, and the related statements of operations, stockholders’ equity, and cash flows for year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2014 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements as of December 31,2013 were audited by other auditors whose report dated May 9, 2013, on those statements included an explanatory paragraph that described the ability of the company to continue as going concern as discussed in Note 3 to the financial statements.

RBSM, LLP

Sugar Land, TX

April 14, 2015

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

Textmunication Holdings, Inc.

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Textmunication Holdings, Inc. and subsidiary (the “Company”) as of December 31, 2013 and 2012 , and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

L. L. Bradford & Company, LLC

Sugar Land, TX

May 9, 2014

F-13

Textmunication Holdings, Inc.

Consolidated Balance Sheets

December 31, 2014 and 2013

	2014	2013
Assets
Current Assets
Cash	$4,797	$1,416
Accounts receivable, net	4,169	3,614
Due from related party	3,864	3,000
Other current assets	-	1,265
Total Current Assets	12,830	9,295
Furniture, Fixtures and Equipment, Net	1,755
Total Assets	$14,585	$9,295

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$194,544	$88,388
Loans payable	63,621	1,112
Loans payable - related party	-	10,000
Convertible promissory notes, net of discount	144,268	68,369
Total Current Liabilities	402,433	167,869
Total Liabilities	402,433	167,869
Commitments and Contingencies
Stockholders’ Deficit
Preferred stock, 10,000,000 shares authorized, $0.0001 par value, none issued and outstanding	-	-
Common stock, 250,000,000 shares authorized, $0.0001 par value, 77,437,130 and 67,082,130 issued and outstanding at December 31, 2014 and 2013, respectively	7,734	6,708
Additional paid in capital	227,000	847
Accumulated deficit	(622,582)	(166,129)
Total Stockholders’ Deficit	(387,848)	(158,574)
Total Liabilities and Stockholders’ Deficit	$14,585	$9,295

The Accompanying Notes are an Integral Part of These Financial Statements

F-14

Textmunication Holdings, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2014 and 2013

	2014	2013
Sales	$342,252	$339,533
Cost of sales	153,755	84,061

Gross Profit	188,497	255,472
Selling, general and administrative expenses	426,760	346,836

Loss from operations	(238,263)	(91,364)
Other expense
Amortization of debt discount	80,828	11,654
Interest expense	134,229	2,561
Factoring Expense	3,133	6,368
Loss on debt settlement	-	-
Total other expense	218,190	20,583

Net loss	$(456,453)	(111,947)

Net income (loss) per share - basic and diluted	$(0.01)	$(0.00)

Weighted average shares outstanding	68,831,896	64,843,093

The Accompanying Notes are an Integral Part of These Financial Statements

F-15

Textmunication Holdings, Inc.

Consolidated Statement of Changes in Stockholder’s Deficit

For the Years Ended December 31, 2014 and 2013

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2012	33,220	3	64,512,166	6,451	(1,831)	(28,722)	(24,099)

Capital contributed by shareholder	-	-	-	-	1,524	-	1,524

Net loss, year ended December 31, 2012	-	-	-	-	-	(25,460)	(25,460)

Balance, December 31, 2012	33,220	3	64,512,166	6,451	(307)	(54,182)	(48,035)

Conversion of preferred stock to common	(33,220)	(3)	174,362	17	(14)	-	-
Common stock issues to in settlement of debt	-	-	1,000,000	100	(100)	-	-
Common stock issued with convertible debt	-	-	750,000	75	(75)	-	-
Effect of merger and recapitalization	-	-	645,602	65	46	-	111
Warrants issued with convertible debt	-	-	-	-	1,297	-	1,297
Net loss, year ended December 31, 2013	-	-	-	-	-	(111,947)	(111,947)

Balance, December 31, 2013	-	-	67,082,130	6,708	847	(166,129)	(158,574)
Warrants issued with convertible debt					36,466		36,466
Common stock issued for restructure of note	-	-	1,000,000	100	119,900	-	120,000
Conversion of debt	-	-	9,000,000	900	34,290	-	35,190
Sale of common stock	-	-	355,000	26	35,497	-	35,523
Net loss, year ended December 31, 2014	-	-	-	-	-	(456,453)	(456,453)

Balance, December 31, 2014	-	-	77,437,130	7,734	227,000	(622,582)	(387,848)

The Accompanying Notes are an Integral Part of These Financial Statements

F-16

Textmunication Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014 and 2013

	2014	2013
Cash Flows From Operating Activities:
Net loss	$(456,453)	$(111,947)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount	80,828	11,654
	120,000	-
Depreciation	423	-
Changes in operating assets and liabilities:
Accounts receivable	(154)	(3,538)
Other current assets	-	294)
Accounts payable	106,156	48,841
Net Cash Used In Operating Activities	(149,200)	(54,696)

Cash Flows From Investing Activities:	(2,178)	-

Cash Flows From Financing Activities:
Payments of loans payable	-	(8,888)
Proceeds from related party loans	-	5,000
Proceeds from convertible promissory notes	55,000	60,000
Proceeds from issuance of note payable	55,217	-
Proceeds from sale of stock	44,542	-
Net Cash Provided By Financing Activities	154,759	56,112

Net Change in Cash	3,381	1,416
Cash at beginning of period	1,416	-
Cash at end of period	$4,797	$1,416

Supplemental disclosures of cash flow information:
Cash paid for interest	$41,803	$-
Cash paid for taxes	$-	$-

Supplemental disclosures of non-cash investing and financing activities:

Debt discount on convertible debentures	$37,299	$-

The Accompanying Notes are an Integral Part of These Financial Statements

F-17

Textmunication, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

Note 1 – ORGANIZATION

Textmunication, Inc. (Company) was incorporated on May 13, 2010 under the laws of the State of California. Textmunication is an online mobile marketing platform service that will connect merchants with their customers and allow them to drive loyalty and repeat business in a non-intrusive, value added medium. For merchants we provide a mobile marketing platform where they can always send the most up-to-date offers/discounts/alerts/events schedule, such as happy hours, trivia night, and other campaigns. The consumer can also access specials and promotions that merchants choose to distribute through Textmunication by opting in to keywords designated to the merchant’s keywords.

On November 16, 2013, the Company entered into a Share Exchange Agreement (SEA) with Textmunication Holdings (Holdings). a Nevada corporation , whereby the sole shareholder of the Company received 65,640,207 new shares of common stock of Holdings in exchange for 100% of the Company’s issued and outstanding shares.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 2014, the Company has negative working capital of $389,603, an accumulated deficit of $ 622,583 and used cash in operations of $149,200 for the year ended December 31, 2014 The company’s ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. While the Company is expanding its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-18

Textmunication, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820-10 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the note Principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date. Valuation techniques used to measure fair value under ASC 820-10 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

● Level 1 - Quoted prices in active markets for identical assets or liabilities.

● Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or corroborated by observable market data or substantially the full term of the assets or liabilities.

● Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities.

The fair value of the accounts receivable, accounts payable, notes payable are considered short term in nature and therefore their value is considered fair value.

Cash

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2014 no cash balances exceeded the federally insured limit.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at the amount management expects to collect. The Company generally does not require collateral to support customer receivables. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. As of December 31, 2014 and 2013 the allowance for doubtful accounts was $0 and bad debt expense of $0 for each year respectively.

F-19

Textmunication, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation provided on the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Expenditures for renewals or betterments are capitalized, and repairs and maintenance are charged to expense as incurred the cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss thereon is reflected in operations.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification, or (“ASC”), 605, Revenue Recognition. We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is reasonably assured.

Thus, we recognize subscription revenue on a monthly basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual or annual basis, at the customer’s option.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product. The Company expenses all advertising costs as incurred.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future federal and state income taxes. Any interest charges on underpayment or other assessments are recorded as interest expense. Any penalties are recorded in Operating Expenses.

Net income (loss) per Common Share

Basic net income (loss) per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the periods ended December 31, 2014.

F-20

Textmunication, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

Recent Accounting Pronouncements

No new accounting pronouncements issued or effective during the fiscal year has had or is expected to have a material impact on the financial statements.

Note 3 – ACCOUNTS RECEIVABLE AND FACTORING AGREEMENT

In the ordinary course of business, the Company may utilize accounts receivable-credit card factoring agreements with third-party financing company in order to accelerate its cash collections from product sales. In addition, these agreements provide the Company with the ability to limit credit exposure to potential bad debts, to better manage costs related to collections as well as to enable customers to extend their credit terms. These agreements involve the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third party financial institution in exchange for cash.

The Company accounts for these transactions in accordance with ASC 860, “Transfers and Servicing” (“ASC 860”). ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from Accounts receivable, net on the Consolidated Balance Sheet. Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables. In addition, the Company provides no other forms of continued financial support to the purchaser of the receivables once the receivables are sold.

Note 4 – LOANS PAYABLE AND RELATED PARTY TRANSACTIONS

During the years ended December 31, 2014 and 2013, the Company received loans from a related party. The loans are due on demand and have no interest. Amounts outstanding as of December 31, 2014 and 2013 was approximately $0 and $10,000

Note 5 – CONVERTIBLE PROMISORY NOTES

Convertible promissory notes are short term with a average interest rate of 12%. Face value $157,049 and $136,429 as of December 31, 2014 and 2013 and unamortized discount discounts of $24,530 and $ 25,669 For December 31, 2014 and 2013 respectively.

During the year a total of $34,380 was converted to equity.

Note 6 – STOCKHOLDERS' EQUITY

For the year ended December 31, 2012 a shareholder contributed capital in the amount of $1,524.

In April 2013 the FSTWV preferred stock holders A, B, C and D series converted their prefer shares into common shares of the Company.

On September 19, 2013 we issued 1,000,000 shares of common stock to settle a note payable with our former shareholder.

On November 7, 2014 in conjunction with the issuance of a convertible note the Company issued 750,000 shares of restricted common stock and 1,000,000 common stock purchase warrants exercisable for twelve months at $.10 per warrant for one share of Company common stock.

On November 16, 2013 we entered into the SEA and effected our merger and recapitalization.

Note 7 – COMMITMENTS AND CONTINGENCIES

Office Lease

On January 6, 2015 the Company signed an amendment to its lease originally signed on May 9, 2008. The amended lease commenced January 1, 2015 and expires on thirty days notice. Rent expense was approximately $27,050 and $39,754 for the years ended December 31, 2014 and 2013, respectively.

Current month to month lease is for $2,000 a month.

F-21

Textmunication, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

Executive Employment Agreement

The Company has an employment agreement with the CEO/Chairman to perform duties and responsibilities as may be assigned by the Board of Directors. The base salary is in the amount of $100,000 per annum plus an annual discretionary bonus plus benefits commencing on December 17, 2013 and ending May 1, 2017 with an automatic renewal on each anniversary date (May 1) thereafter.

Litigations, Claims and Assessments

The Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events after the balance sheet date of December 31, 2014 through April 10, 2014, the date the financial statements are available to be issued and determined that there are certain reportable events to be disclosed as follows:

On February 27, 2015, we entered into a securities purchase agreement (the “SPA”) with Vis Vires Group, Inc. (“VVG”) pursuant to which we borrowed $64,000 under the terms of a convertible promissory note (the “VVG Note”). After payment of legal fees of $4,000 to VVG’s counsel, we are using the net proceeds for working capital and to pay $20,000 to Reality Capital Management Limited.

On February 27, 2015, we entered into a Second $50,000 Note Restructure Agreement (the “Agreement”) with Reality Capital Management Limited (“Reality”). Under the Agreement, we are obligated to pay Reality $20,000 from the proceeds of the loan from VVG. We also agreed to pay the remaining principal balance of $30,000 along with accrued and unpaid interest if we secure an additional loan in the future.

F-22

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by The Doney Law Firm.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Textmunication Holdings, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We will provide to the record holders of our securities a copy of our annual reports containing audited financial statements and such periodic and quarterly reports free of charge upon request.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$4.65
Accounting fees and expenses	$5,000
Legal fees and expenses	$5,000
Printing and related expenses	$1,000
Transfer agent fees and expenses	$1,000
Miscellaneous	$1,000
Total	$13,004.65

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

39

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On February 27, 2015, we entered into a convertible promissory note pursuant to which we borrowed $64,000. Interest under the convertible promissory note is 8% per annum, and the principal and all accrued but unpaid interest is due on November 25, 2015. The note is convertible at any time following 180 days after the issuance date at noteholders option into shares of our common stock at a variable conversion price of 55% of the lowest average three day market price of our common stock during the 10 trading days prior to the notice of conversion, subject to adjustment as described in the note. The holder’s ability to convert the note, however, is limited in that it will not be permitted to convert any portion of the note if the number of shares of our common stock beneficially owned by the holder and its affiliates, together with the number of shares of our common stock issuable upon any full or partial conversion, would exceed 4.99% of our outstanding shares of common stock.

40

On April 21, 2015, we issued a convertible promissory note in the amount of $26,500, in which we received $25,000 cash and paid legal expenses in the amount of $1,500. The note bears interest at 8% per annum and is due on March 19, 2016. The loan and any accrued interest can then be converted into shares of our common stock at a rate of 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 15 trading day period ending with the date of conversion.

On April, 27, 2015, we issued a convertible promissory note in which we will be taking tranche payments based on amounts determined by the note holder for total payments of not more than $400,000. There is an original discount component of $40,000. Therefore, the funds available to the Company will be $360,000 and the liability (net of interest) will be $360,000 when all disbursements have been received by us. Each tranche is accounted for separately with each principal and OID balance becoming due 24 months after receipt. Each tranche bears interest at 12% per annum. The loan is secured by shares of our common stock. Each portion of the loan becomes convertible immediately upon issuance. The loan and any accrued interest can then be converted into shares of our common stock at a rate of the lesser of $0.02 per share or 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 25 trading day period ending on the latest complete trading day prior to the conversion date. One April 29, 2015, we have received one tranche disbursements of $25,000.

On April 28, 2015, we issued a convertible promissory note in the amount of $40,000, in which we received $36,500 cash and paid fees in the amount $3,500. The note bears interest at 12% per annum and is due on April 28, 2016. The loan and any accrued interest can then be converted into shares of our common stock at a rate of 50% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 20 trading day period ending with the date preceding the conversion date.

On May 5, 2015, we issued a promissory note in the amount of $50,000, in which we received $50,000 cash. The note bears interest at 10% per annum and is due on November 30, 2015. The loan and any accrued interest can then be converted into shares of our common stock at a rate of t 60% multiplied by the market price per share, which is the lowest quoted price for the common stock during the 15 trading day period ending with the date of conversion.

On October 27, 2014, Gault note payable principal of $12,415 was converted into 3,250,000 shares of common stock.

On October 27, 2014, Helena Capital note payable principal of $12,415 was converted into 3,250,000 shares of common stock.

On October 28, 2014, Realty Capital note payable principal of $9,550 was converted into 2,500,000 shares of common stock.

On November 4, 2014, 125,000 shares of common stock were issued to Anglo Finance in exchange for payment of a vendor invoice.

On November 5, 2014, 200,000 shares of stock were sold for $0.10 per share for total proceeds of $20,000.

On November 14, 2014, 10,000 shares of stock were sold for $0.10 per share for total proceeds of $1,000.

On November 20, 2014, 20,000 shares of stock were sold for $0.10 per share for total proceeds of $2,000.

On November 23, 2014, 1,000,000 shares of stock were issued to Realty Capital per the note restructuring agreement.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

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ITEM 16. EXHIBITS

Exhibit Number	Description
2.1	Share Exchange Agreement(1)
2.2	Agreement and Plan of Merger(1)
3.1	Articles of Incorporation (1)
3.2	Bylaws(1)
3.3	Certificate of Change(1)
4.1	Form of Subscription Agreement(2)
4.2	Form of Warrant(2)
5.1	Opinion of the Doney Law Firm with consent to use
10.1	Standby Equity Distribution Agreement (1)
10.2	Senior Secured Convertible Promissory Note (1)
10.3	Pledge and Escrow Agreement (1)
10.4	Convertible Promissory Note (1)
10.5	Convertible Promissory Note (1)
10.6	Convertible Promissory Note (1)
10.7	Convertible Promissory Note (1)
10.8	Convertible Promissory Note (1)
10.9	Convertible Promissory Note (1)
10.10	Convertible Promissory Note (1)
10.11	Warrant – Realty Capital Management (1)
10.12	Warrant – Lawrence A. Read (1)
10.13	Warrant – Anita Samim (1)
10.14	Warrant – Cliff E. Burrage1)
10.15	Termination of Standby Equity Distribution Agreement (2)
10.16	Executive Employment Agreement (2)
10.17	Convertible Promissory Note (3)
10.18	Convertible Promissory Note (3)
10.19	Warrant – Yama Asefi (3)
10.20	Warrant – Michael O’Conner (3)
10.21	Securities Purchase Agreement (4)
10.22	Convertible Promissory Note (4)
10.23	Convertible Promissory Note (4)
10.24	Equity Purchase Agreement(5)
10.25	Registration Rights Agreement (5)
10.26	Promissory Note (5)
23.1	Consent of LL Bradford & Company, LLC
23.2	Consent of RBSM, LLP

(1)	Incorporated by reference to Company’s Registration Statement on Form S-1 filed on June 6, 2014

(2)	Incorporated by reference to Company’s Registration Statement on Form S-1/A filed on July 17, 2014

(3)	Incorporated by reference to Company’s Registration Statement on Form S-1/A filed on October 9, 2014

(4)	Incorporated by reference to Current Report on Form 8-K filed on March 17, 2015

(5)	Incorporated by reference to Current Report on Form 8-K filed on May 20, 2015

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ITEM 17. UNDERTAKINGS

A. Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed on the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasant Hill, state of California, on July 8 , 2015.

Textmunication Holdings, Inc.

/s/ Wais Asefi
Wais Asefi

President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer and Principal Accounting Office and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Wais Asefi
Wais Asefi

President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer and Principal Accounting Office and Director

July 8 , 2015

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